                                                                    Exhibit 4(o)





Loan and Security Agreement between Grossman's Inc. and BankAmerica Business Credit, Inc. dated December 15, 1993 (without exhibits).

                          LOAN AND SECURITY AGREEMENT


                                    between


                                GROSSMAN'S INC.

                                  as Borrower


                                      and


                       BANKAMERICA BUSINESS CREDIT, INC.

                                   as Lender


                         Dated as of December 15, 1993

                               TABLE OF CONTENTS

                                                                  Page
1.   DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . .  1

     1.1    Defined Terms. . . . . . . . . . . . . . . . . . . . .  1
     1.2    Accounting Terms . . . . . . . . . . . . . . . . . . . 23
     1.3    Other Terms. . . . . . . . . . . . . . . . . . . . . . 23

2.   LOANS AND LETTERS OF CREDIT . . . . . . . . . . . . . . . . . 24

     2.1    Total Facility . . . . . . . . . . . . . . . . . . . . 24
     2.2    Revolving Loans. . . . . . . . . . . . . . . . . . . . 24
     2.3    Letters of Credit. . . . . . . . . . . . . . . . . . . 27

3.   INTEREST AND OTHER CHARGES. . . . . . . . . . . . . . . . . . 28

     3.1    Interest . . . . . . . . . . . . . . . . . . . . . . . 28
     3.2    Maximum Interest Rate. . . . . . . . . . . . . . . . . 29
     3.3    Facility Fee . . . . . . . . . . . . . . . . . . . . . 30
     3.4    Commitment Fee . . . . . . . . . . . . . . . . . . . . 30

4.   PAYMENTS AND PREPAYMENTS. . . . . . . . . . . . . . . . . . . 30

     4.1    Revolving Loans. . . . . . . . . . . . . . . . . . . . 30
     4.2    Place and Form of Payments; Extension of Time. . . . . 31
     4.3    Application and Reversal of Payments . . . . . . . . . 31
     4.4    Indemnity for Returned Payments. . . . . . . . . . . . 31

5.   LENDER'S BOOKS AND RECORDS; MONTHLY STATEMENTS. . . . . . . . 32

     5.1  Lender's Books and Records; Monthly Statements . . . . . 32

6.   COLLATERAL. . . . . . . . . . . . . . . . . . . . . . . . . . 32

     6.1    Grant of Security Interest . . . . . . . . . . . . . . 32
     6.2    Perfection and Protection of Security Interest . . . . 34
     6.3    Location of Collateral . . . . . . . . . . . . . . . . 36
     6.4    Title to, Liens on, and Sale and Use of Collateral . . 37
     6.5    Reimbursement for Appraisals . . . . . . . . . . . . . 37
     6.6    Access and Examination . . . . . . . . . . . . . . . . 37
     6.7    Insurance. . . . . . . . . . . . . . . . . . . . . . . 38
     6.8    Collateral Reporting . . . . . . . . . . . . . . . . . 39
     6.9    Accounts . . . . . . . . . . . . . . . . . . . . . . . 40
     6.10   Collection of Accounts; Payments . . . . . . . . . . . 41
     6.11   Inventory; Perpetual Inventory . . . . . . . . . . . . 42
     6.12   Equipment. . . . . . . . . . . . . . . . . . . . . . . 43
     6.13   Documents, Instruments, and Chattel Paper. . . . . . . 44
     6.14   Right to Cure. . . . . . . . . . . . . . . . . . . . . 44
     6.15   Power of Attorney. . . . . . . . . . . . . . . . . . . 44
     6.16   Lender's Rights, Duties, and Liabilities . . . . . . . 45

7.  BOOKS AND RECORDS; FINANCIAL INFORMATION; NOTICES. . . . . . . 46

     7.1    Books and Records. . . . . . . . . . . . . . . . . . . 46
     7.2    Financial Information. . . . . . . . . . . . . . . . . 46
     7.3    Notices to Lender. . . . . . . . . . . . . . . . . . . 49

8.  GENERAL WARRANTIES AND REPRESENTATIONS . . . . . . . . . . . . 50

     8.1    Authorization, Validity, and Enforceability of this
            Agreement and the Loan Documents . . . . . . . . . . . 50
     8.2    Validity and Priority of Security Interest . . . . . . 51
     8.3    Organization and Qualification . . . . . . . . . . . . 51
     8.4    Corporate Name; Prior Transactions . . . . . . . . . . 51
     8.5    Subsidiaries and Affiliates. . . . . . . . . . . . . . 52
     8.6    Financial Statements and Forecasts . . . . . . . . . . 52
     8.7    Capitalization . . . . . . . . . . . . . . . . . . . . 52
     8.8    Solvency . . . . . . . . . . . . . . . . . . . . . . . 53
     8.9    Title to Property. . . . . . . . . . . . . . . . . . . 53
     8.10   Real Property; Leases. . . . . . . . . . . . . . . . . 53
     8.11   Proprietary Rights . . . . . . . . . . . . . . . . . . 53
     8.12   Trade Names and Terms of Sale. . . . . . . . . . . . . 53
     8.13   Litigation . . . . . . . . . . . . . . . . . . . . . . 53
     8.14   Restrictive Agreements . . . . . . . . . . . . . . . . 54
     8.15   Labor Disputes . . . . . . . . . . . . . . . . . . . . 54
     8.16   Environmental Laws . . . . . . . . . . . . . . . . . . 54
     8.17   No Violation of Law. . . . . . . . . . . . . . . . . . 55
     8.18   No Default . . . . . . . . . . . . . . . . . . . . . . 55
     8.19   ERISA. . . . . . . . . . . . . . . . . . . . . . . . . 55
     8.20   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . 56
     8.21   Use of Proceeds. . . . . . . . . . . . . . . . . . . . 56
     8.22   Private Offerings. . . . . . . . . . . . . . . . . . . 56
     8.23   Broker's Fees. . . . . . . . . . . . . . . . . . . . . 57
     8.24   No Material Adverse Change . . . . . . . . . . . . . . 57
     8.25   Disclosure . . . . . . . . . . . . . . . . . . . . . . 57
     8.26   Material Agreements. . . . . . . . . . . . . . . . . . 57

9.   AFFIRMATIVE AND NEGATIVE COVENANTS. . . . . . . . . . . . . . 57

     9.1    Taxes and Other Obligations. . . . . . . . . . . . . . 57
     9.2    Corporate Existence and Good Standing. . . . . . . . . 58
     9.3    Maintenance of Property and Insurance. . . . . . . . . 58
     9.4    Environmental Laws . . . . . . . . . . . . . . . . . . 59
     9.5    Mergers, Consolidations, Acquisitions, or Sales. . . . 59
     9.6    Distributions; Issuance of Shares; Etc.. . . . . . . . 59
     9.7    Transactions Affecting Collateral or Obligations;
            Landlord Waivers . . . . . . . . . . . . . . . . . . . 60
     9.8    Guarantees . . . . . . . . . . . . . . . . . . . . . . 60
     9.9    Debt . . . . . . . . . . . . . . . . . . . . . . . . . 62
     9.10   Prepayment . . . . . . . . . . . . . . . . . . . . . . 63
     9.11   Transactions with Affiliates . . . . . . . . . . . . . 63
     9.12   [Intentionally Omitted]. . . . . . . . . . . . . . . . 64
     9.13   Business Conducted . . . . . . . . . . . . . . . . . . 64
     9.14   Liens. . . . . . . . . . . . . . . . . . . . . . . . . 64

     9.15   Sale and Leaseback Transactions. . . . . . . . . . . . 64
     9.16   New Subsidiaries . . . . . . . . . . . . . . . . . . . 64
     9.17   Restricted Investments . . . . . . . . . . . . . . . . 64
     9.18   Capital Expenditures . . . . . . . . . . . . . . . . . 64
     9.19   Operating Lease Obligations. . . . . . . . . . . . . . 65
     9.20   Minimum Interest Coverage. . . . . . . . . . . . . . . 66
     9.21   Adjusted Tangible Net Worth. . . . . . . . . . . . . . 66
     9.22   Fixed Maturity Coverage. . . . . . . . . . . . . . . . 67
     9.23   Further Assurances . . . . . . . . . . . . . . . . . . 68

10.  CLOSING; CONDITIONS TO CLOSING . . . . . . . . . . . . . . .  68

     10.1   Representations and Warranties; Covenants;
            Events . . . . . . . . . . . . . . . . . . . . . . . . 68
     10.2   Delivery of Documents. . . . . . . . . . . . . . . . . 68
     10.3   Financing Statements; Termination of Liens . . . . . . 69
     10.4   [Intentionally Omitted]. . . . . . . . . . . . . . . . 69
     10.5   Environmental Compliance . . . . . . . . . . . . . . . 69
     10.6   Release and Termination. . . . . . . . . . . . . . . . 69
     10.7   Fees . . . . . . . . . . . . . . . . . . . . . . . . . 69
     10.8   Required Approvals . . . . . . . . . . . . . . . . . . 69
     10.9   Financial Statements . . . . . . . . . . . . . . . . . 69
     10.10  No Material Adverse Change . . . . . . . . . . . . . . 69
     10.11  Availability . . . . . . . . . . . . . . . . . . . . . 70
     10.12  Proceedings. . . . . . . . . . . . . . . . . . . . . . 70
     10.13  Opinions of Counsel. . . . . . . . . . . . . . . . . . 70
     10.14  Evidence of Insurance. . . . . . . . . . . . . . . . . 70
     10.15  Absence of Litigation. . . . . . . . . . . . . . . . . 70
     10.16  Collection Account . . . . . . . . . . . . . . . . . . 70
     10.17  Net Worth. . . . . . . . . . . . . . . . . . . . . . . 71

11.  DEFAULT; REMEDIES . . . . . . . . . . . . . . . . . . . . . . 71

     11.1   Events of Default. . . . . . . . . . . . . . . . . . . 71
     11.2   Remedies . . . . . . . . . . . . . . . . . . . . . . . 73

12.  TERM AND TERMINATION. . . . . . . . . . . . . . . . . . . . . 76

     12.1   Term and Termination . . . . . . . . . . . . . . . . . 76

13.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . 77

     13.1   Cumulative Remedies; No Prior Recourse to
            Collateral . . . . . . . . . . . . . . . . . . . . . . 77
     13.2   No Implied Waivers . . . . . . . . . . . . . . . . . . 77
     13.3   Severability . . . . . . . . . . . . . . . . . . . . . 77
     13.4   Governing Law. . . . . . . . . . . . . . . . . . . . . 77
     13.5   Consent to Jurisdiction and Venue; Service of
            Process. . . . . . . . . . . . . . . . . . . . . . . . 77
     13.6   Waiver of Jury Trial, Etc. . . . . . . . . . . . . . . 79
     13.7   Survival of Representations and Warranties . . . . . . 79
     13.8   General Indemnification. . . . . . . . . . . . . . . . 80
     13.9   Indemnification for Increased Costs. . . . . . . . . . 81

     13.10  Fees and Expenses. . . . . . . . . . . . . . . . . . . 84
     13.11  Notices. . . . . . . . . . . . . . . . . . . . . . . . 85
     13.12  Waiver of Notices. . . . . . . . . . . . . . . . . . . 87
     13.13  Binding Effect; Assignment; Participations;
            Disclosure . . . . . . . . . . . . . . . . . . . . . . 87
     13.14  Modification . . . . . . . . . . . . . . . . . . . . . 88
     13.15  Counterparts. .. . . . . . . . . . . . . . . . . . . . 88
     13.16  Captions . . . . . . . . . . . . . . . . . . . . . . . 89
     13.17  Right of Setoff. . . . . . . . . . . . . . . . . . . . 89
     13.18  Participating Lender's Security Interests. . . . . . . 89
     13.19  Other Security and Guaranties. . . . . . . . . . . . . 89

Schedules and Exhibits
Schedule 6.3                Locations of Collateral
Schedule 6.7                Insurance
Schedule 8.4                Corporate Name; Prior Transactions
Schedule 8.5                Subsidiaries and Affiliates
Schedule 8.9                Owned Premises
Schedule 8.10               Real Property
Schedule 8.11               Proprietary Rights
Schedule 8.12               Trade Names and Terms of Sale
Schedule 8.13               Litigation
Schedule 8.14               Restrictive Agreements
Schedule 8.15               Labor Disputes
Schedule 8.16               Environmental
Schedule 8.19               ERISA
Schedule 8.26               Material Agreements
Schedule 9.5                Stores to be Closed
Schedule 9.8(c)             Existing Guarantees
Schedule 9.8(d)             The First National Bank of Boston Letters of
                              Credit
Schedule 9.9                Debt
Schedule 9.11               Transactions with Affiliates
Schedule 9.14               Permitted Liens
Schedule 10.2               Documents

Exhibit A                   Financial Statements of the Borrower
                              and its Subsidiaries
Exhibit B                   Forecasts
Exhibit C                   Form of Security Agreement and Mortgage -
                              Trademarks and Patents
Exhibit D                   Form of Pledge Agreement
Exhibit E                   Form of Letter of Credit Financing
                              Agreement - Supplement to Loan and
                              Security Agreement
Exhibit F                   Form of Borrowing Base Certificate

    LOAN AND SECURITY AGREEMENT, dated as of December 15, 1993, between BANKAMERICA BUSINESS CREDIT, INC., a Delaware corporation with offices at 40 East 52nd Street, New York, New York 10022 (the "Lender"), and GROSSMAN'S INC., a Delaware corporation, with offices at 200 Union Street, Braintree, Massachusetts 02184 (the "Borrower").

                              W I T N E S S E T H


     WHEREAS, the Borrower has requested the Lender to make available to the Borrower a revolving line of credit for loans and letters of credit in an aggregate amount not to exceed $60,000,000 outstanding at any one time, which revolving line of credit the Borrower will use to refinance certain existing debt and for its ongoing working capital needs;

     NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Borrower and the Lender hereby agree as follows:

     1.     DEFINITIONS.

     1.1    Defined Terms.  As used herein:

     "Account" means the Borrower's right to payment for a sale or lease and delivery of goods or rendition of services in the ordinary course of the Borrower's business.

     "Account Debtor" means each Person obligated in any way on or in connection with an Account.

     "Adjusted Net Earnings from Operations" means, with respect to any fiscal period of the Borrower, the consolidated net income of the Borrower and its Subsidiaries after provision for income taxes for such fiscal period, as determined in accordance with GAAP and reported on the Financial Statements for such period, less any and all of the following included in such net income: (a) gain or loss arising from the sale of capital assets; (b) gain arising from any write-up in the book value of any asset; (c) earnings of any corporation, substantially all the assets of which have been acquired by the Borrower or any of its Subsidiaries in any manner, to the extent realized by such other corporation prior to the date of acquisition; (d) earnings of any business entity in which the Borrower or any of its Subsidiaries has an ownership interest unless (and only to the extent) such earnings shall actually have been received by the Borrower or such Subsidiary in the form of cash distributions; (e) earnings of any Person to which assets of the Borrower or any of its Subsidiaries shall have been sold, transferred or disposed of, or into which the Borrower or any of its Subsidiaries shall have been merged, or which has been a party with the Borrower to any consolidation or other form of reorganization, prior to the date of such transaction; (f) gain arising from the acquisition of debt or equity securities of the Borrower or any of its Subsidiaries or from cancellation or forgiveness of Debt; (g) gain or loss arising from extraordinary items or from any other non-recurring transaction, as determined in accordance with GAAP; and (h) losses of Construcentro De America, S.A. De C.V., a Mexican corporation.

     "Adjusted Tangible Assets" means all of the assets of the Borrower and its Subsidiaries on a consolidated basis except: (a) deferred assets (other than prepaid insurance, prepaid taxes and other assets constituting items prepaid by the Borrower or any of its Subsidiaries in the ordinary course of its business) in excess of $500,000; (b) patents, copyrights, trademarks, trade names, franchises, goodwill, and other similar intangibles; (c) Restricted Investments; (d) unamortized debt discount and expense; (e) assets of the Borrower or any of its Subsidiaries constituting Intercompany Accounts; and (f) fixed assets to the extent of any write-up in the book value thereof resulting from a revaluation effective after the date hereof.

     "Adjusted Tangible Net Worth" means, at any date: (a) the book value (after deducting related depreciation, obsolescence, amortization, valuation, and other proper reserves as determined in accordance with GAAP) at which the Adjusted Tangible Assets would be shown on a balance sheet of the Borrower and its Subsidiaries on a consolidated basis at such date prepared in accordance with GAAP; less (b) the amount at which the Borrower's and its Subsidiaries' liabilities on a consolidated basis would be shown on such balance sheet; provided, that "Adjusted Tangible Net Worth" shall exclude the effect of the establishment (or reversal) after the date hereof of a minimum pension liability in accordance with the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 87 and shall additionally exclude any net gain from the sale of the Borrower's corporate headquarters at 200 Union Street, Braintree, Massachusetts.

     "Affiliate" means a Person (other than the Lender or an affiliate of the Lender) (a) which, directly or indirectly, controls, is controlled by or is under common control with, the Borrower; (b) which beneficially owns or holds, directly or indirectly, five percent (5%) or more of any class of voting stock of the Borrower; or (c) five percent (5%) or more of any class of the voting stock (or if such person is not a corporation, five percent (5%) or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by the Borrower. The term control (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person in question.

     "Availability" means:

     (a) the lesser at any point in time of: (i) $60,000,000 or (ii) the sum of (A) fifty percent (50%) of the Net Amount of Eligible Accounts of the Borrower plus (B) an amount equal to fifty percent (50%) of the value of Eligible Inventory of the Borrower, calculated in accordance with GAAP at the lower of average cost (determined in accordance with the Borrower's accounting practices) or market value plus (C) an amount equal to fifty percent (50%) of the undrawn amount of all Letters of Credit issued to secure the payment by the Borrower of the purchase price of inventory purchased by the Borrower in the ordinary course of its business, minus

     (b) the sum of: (i) the unpaid principal balance of Revolving Loans at that time plus the amount, if any, of (A) amounts drawn under the Letters of Credit to the extent not already included in the Revolving Loans, and (B) the undrawn amount of all Letters of Credit plus (ii) reserves, in the Lender's sole discretion, for accrued interest on the Revolving Loans plus (iii) subject to the provisions of Section 6.2(b), reserves with respect to rent payments due and owing by the Borrower relating to premisis leased by the Borrower for which a landlord's waiver, in form and substance satisfactory to the Lender, has not been obtained plus (iv) reserves for rebates due the Borrower on Inventory purchases made by the Borrower and reserves for shrinkage of Inventory (in each instance in this clause (v) to the extent not reflected in the valuation of such Inventory as provided in clause (a)(ii)(B) above) plus (v) all other reserves which the Lender in its sole discretion (exercised in good faith) deems necessary or desirable to maintain with respect to the Borrower's account, including, without limitation, any amounts which the Lender may be obligated to pay in the future for the account of the Borrower.

     "Borrower" has the meaning specified in the preamble to this Agreement.

     "Business Day" means any day that is not a Saturday, Sunday, or day on which banks in New York City are required or permitted to close except that if any determination of a "Business Day" shall relate to a Eurodollar Rate Loan, the term "Business Day" shall in addition exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

     "Capital Expenditures" means all payments due (whether or not paid) during a Fiscal Year in respect of the cost of any fixed asset or improvement, or replacement, substitution, or addition thereto, which have a useful life of more than one year, including, without limitation, those arising in connection with the direct or indirect acquisition of such assets by way of increased product or service charges or offset items, but excluding those arising in connection with Capital Leases.

     "Capital Lease" means any lease of Property by the Borrower or any of its Subsidiaries that, in accordance with GAAP, should be reflected as a liability on the balance sheet of the Borrower or such Subsidiary.

     "Change of Control" means such time as (i) any Person or group of Persons acting as a group shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of fifty percent (50%) or more of the voting capital stock of the Borrower, whether through a stock purchase, merger, consolidation or other transaction, or (ii) (x) any Person or group of Persons acting as a group shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of twenty percent (20%) or more of the voting capital stock of the Borrower, whether through a stock purchase, merger, consolidation or other transaction, (y) Mr. Sydney Katz shall no longer be employed by the Borrower as the Chief Financial Officer of the Borrower having substantially the same responsibilities as he has on the date hereof and (z) within 90 days after the date Mr. Sydney Katz is no longer so employed by the Borrower, one or more persons reasonably satisfactory to the Lender shall not have assumed such position and responsibilities.

     "Claim" has the meaning specified in Section 13.8.

     "Closing Date" means the earlier of the date of the making of the first Revolving Loan hereunder or the date of the issuance of the first Letter of Credit hereunder.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Collateral" has the meaning given to such term in Section 6.1.

     "Commitment Fee" has the meaning specified in Section 3.4.

     "Confidential Information" has the meaning given to such term in Section 13.13.

     "Debt" means all liabilities, obligations and indebtedness of the Borrower or any Subsidiary of the Borrower to any Person, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise. Without in any way limiting the generality of the foregoing, Debt shall specifically include the following:

     (i) the Borrower's or any of its Subsidiaries' liabilities and obligations to trade creditors;

    (ii)  all Obligations;

   (iii) all obligations and liabilities of any Person secured by any Lien on the Borrower's or any of its Subsidiaries' Property, even though the Borrower or such Subsidiary shall not have assumed or become liable for the payment thereof; provided, however, that all such obligations and liabilities which are limited in recourse to such Property shall be included in Debt only to the extent of the book value of such Property as would be shown on a balance sheet of the Borrower or such Subsidiary, as the case may be, prepared in accordance with GAAP;

    (iv) all obligations and liabilities created or arising under any Capital Lease or conditional sale or other title retention agreement with respect to Property used or acquired by the Borrower or any Subsidiary of the Borrower, even if the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such Property; provided, however, that all such obligations and liabilities which are limited in recourse to such Property shall be included in Debt only to the extent of the book value of such Property as would be shown on a balance sheet of the Borrower or such Subsidiary, as the case may be, prepared in accordance with GAAP;

     (v) all accrued pension fund and other employee benefit plan obligations and liabilities;

    (vi)  all obligations and liabilities under Guaranties; and

   (vii)  deferred taxes.

     "Debt for borrowed money" means Debt for borrowed money or as evidenced by notes, bonds, debentures or similar evidences of any such Debt of such Person, the deferred and unpaid purchase price of any property or business (other than trade accounts payable incurred in the ordinary course of business and constituting current liabilities), and all obligations under Capital Leases.

     "Distribution" means, in respect of any corporation: (a) the payment or making of any dividend or other distribution of Property in respect of capital stock of such corporation, other than distributions in capital stock of the same class (or in rights to acquire such capital stock); and (b) the redemption or other acquisition of any capital stock of such corporation.

     "Eligible Accounts" means those Accounts which are not ineligible as the basis for Revolving Loans and Letters of Credit, based on the following criteria and on such other criteria as the Lender may from time to time establish in its sole discretion. Without intending to limit the Lender's discretion to establish other criteria of eligibility, Eligible Accounts shall not include any Account:

     (a) with respect to which more than 120 days have elapsed since the date of the original invoice therefor or with respect to which more than 90 days have elapsed since the original date on which payment was due;

     (b) of a customer for which, as to at least 50% of the aggregate gross amount of such Accounts owing from such customer, more than 120 days have elapsed from their respective original invoice dates or more than 90 days have elapsed from the respective original dates on which payment was due;

     (c) with respect to which any of the representations, warranties, covenants, and agreements contained in this Agreement are not or have ceased to be complete and correct or have been breached;

     (d) with respect to which, in whole or in part, a check or other instrument for the payment of money has been received, presented for payment and returned (and remains) uncollected for any reason;

     (e) which represents a Progress Billing or as to which the Borrower has extended the time for payment without the consent of the Lender;

     (f) as to which any one or more of the following events has occurred with respect to the Account Debtor on such Account: death or judicial declaration of incompetency of an Account Debtor who is an individual; the filing by or against the Account Debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by the Account Debtor for the benefit of creditors; the appointment of a receiver or trustee for the Account Debtor or for any of the assets of the Account Debtor; the institution by or against the Account Debtor of any other type of insolvency proceeding (under the bankruptcy laws of the United States or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the Account Debtor; the sale, assignment, or transfer of all or any material part of the assets of the Account Debtor; the nonpayment generally by the Account Debtor of its debts as they become due; or the cessation of the business of the Account Debtor as a going concern;

     (g) if the aggregate dollar amount of all Accounts owed by the Account Debtor thereon exceeds $500,000 (or such higher limit as the Lender may agree to in writing), but only to the extent such Account exceeds such limit;

     (h) owed by an Account Debtor which: (i) does not maintain its chief executive office in the United States; or (ii) is not organized under the laws of the United States or any state thereof; or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof; except to the extent that such Account is secured or payable by a letter of credit or acceptance on terms acceptable to the Lender from a financial institution acceptable to the Lender;

     (i)  owed by an Account Debtor which is an Affiliate;

     (j) except as provided in (l) below, as to which either the perfection, enforceability, or validity of the Security Interest in such Account, or the Lender's right or ability to obtain direct payment to the Lender of the Proceeds of such Account, is governed by any federal, state, or local statutory requirements other than those of the UCC;

     (k) which is owed by an Account Debtor to which the Borrower is indebted in any way, or which is subject to any right of setoff by the Account Debtor, unless the Account Debtor has entered into an agreement acceptable to the Lender to waive setoff rights; or if the Account Debtor thereon has disputed liability or made any claim with respect to any other Account due from such Account Debtor; but in each such case only to the extent of such indebtedness, setoff, dispute, or claim;

     (l) which are owed by the government of the United States of America, or any department, agency, public corporation, or other instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended, and any other steps necessary to perfect the Lender's Security Interest therein, have been complied with to the Lender's satisfaction with respect to such Account (provided that in no event shall greater than $50,000 in the aggregate at any one time of all such Accounts be considered Eligible Accounts);

     (m) which is owed by any state, municipality, or other political subdivision of the United States of America, or any department, agency, public corporation, or other instrumentality thereof;

     (n) which arises out of a sale to an Account Debtor on a bill-and-hold (but only to the extent such bill-and-hold transaction, together with all other then outstanding bill-and-hold transactions of the Borrower, exceeds $500,000 in the aggregate at any one time), guaranteed sale, sale or return, sale on approval, consignment, or other repurchase or return basis (other than the Borrower's historical customer return policy as in effect on the date hereof);

     (o) which is evidenced by a promissory note or other instrument or by chattel paper;

     (p) the goods giving rise to such Account have not been shipped and delivered to and accepted by the Account Debtor or the services giving rise to such Accounts have not been performed by the Borrower and accepted by the Account Debtor (except to the extent that such Account arises from a bill-and-hold transaction and is not considered ineligible under clause (n) above);

     (q) if the Lender believes in its sole discretion (exercised in good faith) that the prospect of collection of such Account is impaired or that the Account may not be paid by reason of the Account Debtor's financial inability to pay; or

     (r) which is owed by an Account Debtor which the Lender, in its sole discretion (exercised in good faith), otherwise deems to be uncreditworthy.

     The Lender agrees to use reasonable efforts to give the Borrower not less than five (5) Business Days prior notice of an event set forth in clauses (q) or (r) above, in each instance, which causes an Eligible Account to become an ineligible Account.

     "Eligible Inventory" means finished goods Inventory that:

     (a) is not, in the Lender's sole judgment (exercised in good faith), obsolete or unmerchantable;

     (b) upon which the Lender has a first priority perfected security interest;

     (c) is located at premises owned by or leased to the Borrower or on premises otherwise reasonably acceptable to the Lender (or is in transit in the ordinary course of business of the Borrower and for which the Borrower has complied with the requirements set forth in the parenthetical in clause (d) below);

     (d) is not in-transit (unless such Inventory is in transit in the ordinary course of business of the Borrower and (x) the Borrower shall have delivered to the Lender from each Person which shall possess or control the possession of such Inventory while in-transit a lien waiver letter, in form and substance satisfactory to the Lender, duly executed by each such Person and (y) the Lender shall otherwise be satisfied that the interest of the Lender in such Inventory shall be protected and that the Lender shall have the ability to promptly possess and take control of such Inventory during the continuance of an Event of Default); and

     (e) the Lender otherwise deems eligible as the basis for Revolving Loans and Letters of Credit based on such other credit and collateral considerations as the Lender may from time to time establish in its sole discretion (exercised in good faith).

Without intending to limit the Lender's discretion (exercised in good faith) to establish other criteria of eligibility, packaging and shipping material, supplies, bill and hold Inventory, non-first quality returned Inventory, defective Inventory, raw materials, work-in-process, excess or slow moving Inventory, out-of-season Inventory or Inventory delivered to the Borrower on consignment shall not constitute Eligible Inventory. Eligible Inventory shall in no event include any Inventory for which a Letter of Credit described in clause (a)(ii)(C) of the defined term "Availability" is securing the payment by the Borrower of the purchase price therefor.

     "Environmental Laws" means all federal, state and local laws, rules, regulations, ordinances, and consent decrees relating to the health, safety, hazardous substances, and environmental matters applicable to the Borrower's or any of its Subsidiaries' business and facilities (whether or not owned by it). Such laws and regulations include but are not limited to the Resource Conservation and Recovery Act of 1976, 42 U.S.C. ## 6901 et seq., as amended; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ## 9601 et seq., as amended; the Toxic Substances Control Act, 15 U.S.C. ## 2601 et seq., as amended; the Clean Water Act, 33 U.S.C. ## 466 et seq., as amended; the Clean Air Act, 42 U.S.C. ## 7401 et seq., as amended; any federal state or local "Superfund" or "Superlien" law and other environmental cleanup programs; and any other federal, state, or local statute, rule, regulation, order judgment or decree, as now or at any time hereafter amended or in effect and then applicable to the Borrower or any of its Subsidiaries that regulates, restates or imposes liability or standards of conduct concerning air emissions, water discharges or run-off, noise emissions, waste management or otherwise concerns the protection of the environment or of health or safety from environmental risks.

     "Equipment" means all of the Borrower's now owned and hereafter acquired machinery, equipment, furniture, furnishings, fixtures, and other tangible personal property (except Inventory), including, without limitation, data processing hardware and software, motor vehicles, aircraft, dies, tools, jigs, and office equipment, as well as all of such types of property leased by the Borrower and all of the Borrower's rights and interests with respect thereto under such leases (including, without limitation, options to purchase); together with all present and future additions and accessions thereto, replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any of the foregoing, and all manuals, equipment drawings, instructions, warranties and rights with respect thereto wherever any of the foregoing is located.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Eurodollar Rate" means, for each Interest Period in respect of any Eurodollar Rate Loan, an interest rate per annum (rounded upward to the nearest 1/16th of 1%) determined pursuant to the following formula:

     Eurodollar Rate =                 LIBOR
                               1.00 - Eurodollar Reserve Percentage,

     Where

     "Eurodollar Reserve Percentage" means the maximum reserve percentage (expressed as a decimal, rounded upward to the nearest 1/100th of 1%) in effect on the date LIBOR for such Interest Period is determined (whether or not applicable to Bank of America National Trust and Savings Association) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities") having a term comparable to such Interest Period; and

     "LIBOR" means the rate of interest per annum determined by Bank of America National Trust and Savings Association to be the arithmetic mean (rounded upward, if necessary, to the nearest one-hundredth of one percent (1/100%)) of the rates of interest per annum notified to Bank of America National Trust and Savings Association as the rate of interest at which dollar deposits in an amount approximately equal to the amount of the Revolving Loan to be made or continued as, or converted into, a Eurodollar Rate Loan by the Lender and having a maturity equal to such Interest Period would be offered to major banks in the London interbank market at their request at or about 11:00 a.m. (London time) on the second Business Day before the commencement of such Interest Period.

     "Eurodollar Rate Loan" shall mean a Revolving Loan bearing interest based on the Eurodollar Rate in accordance with Article 2.

     "Event" means any event or condition which, with notice, the passage of time, or any combination thereof, would constitute an Event of Default.

     "Event of Default" has the meaning specified in Section 11.1.

     "Facility Fee" has the meaning specified in Section 3.3.

     "Federal Reserve Board" shall have the meaning specified in Section 8.21.

     "Federal Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto.

     "Financial Statements" means, with respect to the Borrower and its Subsidiaries for any period, the then most recent consolidated and consolidating financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 7.2(a) or (b) and prior to the delivery of financial statements pursuant to Section 7.2(a) or (b), the financial statements of the Borrower and its Subsidiaries attached hereto as Exhibit A.

     "Fiscal Year" means the Borrower's fiscal year for financial accounting purposes. The fiscal year of the Borrower is the calendar year.

     "GAAP" means at any particular time generally accepted accounting principles consistently applied and as in effect at such time; provided, however, that for the purpose of determining compliance by the Borrower with Sections 9.18 through and including 9.22 of this Agreement and with the financial tests set forth in Section 3.1, "GAAP" shall mean generally accepted accounting principles consistently applied and as in effect as of the date hereof; and provided, further, that if any changes in accounting principles from those in effect on the date hereof are hereafter occasioned by promulgation of rules, regulations, pronouncements or opinions by or are otherwise required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and any of such changes results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants set forth in Sections 9.18 through and including
9.22 of this Agreement or with any of the financial tests set forth in Section 3.1, then the Borrower and the Lender agree to enter into and diligently pursue in good faith negotiations in order to amend such financial covenants and tests (or the terms used therein or the calculation thereof) so as to equitably reflect such accounting changes with the desired result that the criteria for evaluating the Borrower's financial condition and results of operation based upon such financial covenants and tests shall be the same after such accounting changes as if such accounting changes had not been made.

     "Guaranty" by any Person means all obligations of such Person which in any manner directly or indirectly guarantee the payment or performance of any indebtedness or other obligation of any other Person (the "guaranteed obligations"), or assure or in effect assure the holder of the guaranteed obligations against loss in respect thereof, including, without limitation, any such obligations incurred through an agreement, (a) to purchase the guaranteed obligations or any Property constituting security therefor; or (b) to advance or supply funds for the purchase or payment of the guaranteed obligations or to maintain a working capital or other balance sheet condition.

     "Indemnified Party" has the meaning specified in Section 13.8.

     "Intercompany Accounts" means all assets and liabilities, however arising, which are due to the Borrower from, which are due from the Borrower to, or which otherwise arise from any transaction by the Borrower with, any Affiliate.

     "Interest Payment Date" means (i) with respect to any Reference Rate Loan, the first Business Day of each month, commencing January 3, 1994, and
(ii) with respect to any Eurodollar Rate Loan, the last day of the Interest Period applicable thereto.

     "Interest Period" means, as to any Eurodollar Rate Loan, the period commencing on the date of such Eurodollar Rate Loan and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one (1), two (2) or three
(3) months thereafter, as the Borrower may elect with respect to Eurodollar

Rate Loans; provided, however, that (x) if an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, with respect to Eurodollar Rate Loans, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day,
(y) no Interest Period shall end later than the last day of the scheduled term of this Agreement and (z) interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

     "Inventory" means all of the Borrower's now owned and hereafter acquired inventory, goods, merchandise, and other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work-in-process, finished goods, returned and repossessed goods, and materials and supplies of any kind, nature or description which are or might be used or consumed in the Borrower's business or used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such inventory, goods, merchandise and such other personal property, and all documents of title or other documents representing them. For purposes of all calculations and valuations in this Agreement, all Inventory shall be calculated and valued in accordance with GAAP at the lower of average cost (determined in accordance with the Borrower's accounting practices) and market value.

     "IRS" means the Internal Revenue Service or any successor agency.

     "Latest Forecasts" means: (a) on the date hereof and thereafter until the Lender receives new forecasts pursuant to Section 7.2(f), the forecasts of the financial condition, results of operations, and cash flow of the Borrower and its Subsidiaries on a consolidated basis for the Borrower's 1994 Fiscal Year, attached hereto as Exhibit B; and (b) thereafter, the forecasts most recently received by the Lender pursuant to Section 7.2(f).

     "Lender" has the meaning specified in the preamble to this Agreement.

     "Letter of Credit" has the meaning specified in Section 2.3.

     "Letter of Credit Agreement" has the meaning specified in Section 2.3.

     "Lien" means: any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute, or contract, and including without limitation, a security interest, charge, claim, or lien arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, agreement, or conditional sale, or a lease, consignment or bailment for security purposes, or any reservation, exception, encroachment, easement, right-of-way, condition, restriction, lease or other title exception or encumbrance affecting Property.

     "Loan Account" means the loan account of the Borrower, which account shall be maintained by the Lender or an affiliate of the Lender.

     "Loan Documents" means this Agreement, the Letter of Credit Agreement, the Patent and Trademark Assignments, the Pledge Agreement and all other agreements, instruments and documents heretofore, now or hereafter evidencing, securing, guaranteeing or otherwise relating to the Obligations, the Collateral, the Security Interest or any other aspect of the transactions contemplated by this Agreement.

     "Loans" means, collectively, all loans and advances provided for in
Article 2.

     "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

     "Net Amount of Eligible Accounts" means the gross amount of Eligible Accounts less returns, discounts, claims, credits, rebates, allowances and late or finance charges, in each instance, of any nature at any time issued, owing, granted, outstanding, available or claimed.

     "Net Cash Proceeds" means, with respect to any sale of assets of the Borrower, cash (freely convertible into U.S. dollars) received by the Borrower from such sale (including cash received as consideration for the assumption or incurrence of liabilities incurred in connection with or in anticipation of such sale, after (a) provision for all income, title, recording or other taxes measured by or resulting from such sale, (b) payment of all brokerage commissions, investment banking and legal fees and other fees and expenses related to such sale (including, without limitation, relocation expenses), (c) deduction of appropriate amounts to be provided by the Borrower as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or disposed of in such transaction and retained by the Borrower after such transaction, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such transaction and (d) amounts paid to satisfy Debt (other than the Obligations) which are required to be repaid in connection with any such sale.

     "Obligations" means all present and future loans, advances, liabilities, obligations, covenants, duties, and Debts owing by the Borrower to the Lender, whether or not arising under this Agreement, whether or not evidenced by any note, or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment from others, and any participation by the Lender in the Borrower's debts owing to others), absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including, without limitation, all interest, charges, expenses, fees, attorneys' fees (including, without limitation, allocated in-house counsel fees and disbursements), filing fees and any other sums chargeable to the Borrower hereunder, under another Loan Document, or under any other agreement or instrument with the Lender. The term "Obligations" includes, without limitation, all debts, liabilities and obligations now or hereafter owing from the Borrower to the Lender under or in connection with any Letter of Credit and the Letter of Credit Agreement.

     "Participating Lender" means any Person who shall have been granted the right by the Lender to participate in the Loans and who shall have entered into a participation agreement in form and substance satisfactory to the Lender.

     "Patent and Trademark Assignments" means the Security Agreement and Mortgage - Trademarks and Patents, together with the corresponding Assignment for Security (Patents) and the Assignment for Security (Trademarks) for the Borrower, each dated as of the date hereof and substantially in the form of Exhibit C hereto, and executed and delivered by the Borrower to the Lender to evidence and perfect the Lender's Security Interest in the Borrower's present and future Proprietary Rights.

     "Payment Account" means each blocked bank account, concentration account or other bank account established pursuant to or referred to in Section 6.10 to which the funds of the Borrower (including, without limitation, Proceeds of Accounts and other Collateral) are deposited or credited, and which is maintained in the name of the Lender or the Borrower, as the Lender may determine, on terms acceptable to the Lender.

     "PBGC" means the Pension Benefit Guaranty Corporation or any Person succeeding to the functions thereof.

     "Permitted Liens" means:

     (a) Liens for taxes not yet overdue or Liens for taxes being contested in good faith and by proper proceedings diligently pursued, provided that a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor on the applicable Financial Statements and that a stay of enforcement of any such Lien is in effect;

     (b)  Liens in favor of the Lender;

     (c) Liens upon Equipment granted in connection with the acquisition of such Equipment after the date hereof (including, without limitation, pursuant to leases), provided, that (i) the cost of each such acquisition constitutes a Capital Expenditure permitted by Section 9.18, (ii) the Debt incurred to finance each such acquisition is permitted by Section 9.9, (iii) each such Lien attaches only to the Equipment acquired with the Debt secured thereby, and (iv) the principal amount of the indebtedness secured by any item of equipment shall not exceed 100% of the cost thereof;

     (d) reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other similar title exceptions or encumbrances affecting the Real Property provided they do not in the aggregate materially detract from the value of said Properties or materially interfere with their use in the ordinary conduct of the Borrower's business;

     (e) deposits under workmen's compensation, unemployment insurance, social security and other similar laws;

     (f) Liens relating to statutory obligations with respect to surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

     (g) carriers', warehousemen's, mechanics', landlords', materialmen's or other similar Liens arising in the ordinary course of business securing sums which are not overdue (except to the extent that any such sums are being contested in good faith and by proper proceedings diligently pursued, provided that (i) a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor on the applicable Financial Statements, (ii) any Inventory which is the subject of a Lien arising from the non-payment thereof when due will not constitute Eligible Inventory and (iii) the aggregate amount of such sums being contested at any one time shall not exceed $100,000 with respect to any one location or premises of the Borrower or with respect to any one holder of such a Lien or $1,000,000 in the aggregate for all such contests;

     (h)  Liens reflected on Schedule 9.14 hereto securing Debt on Schedule
9.9 hereto, but not any increases in the principal amount secured thereby or the extension thereof to other property, and Liens securing Debt permitted to be incurred under Section 9.9(f) which refinances Debt secured by Liens on
Schedule 9.14 hereto, but such Liens shall be secured only by such property which was securing the Debt which is being refinanced and not any increases in the principal amount secured thereby or any extension thereof to other property;

     (i) Liens consented to in writing by the Lender securing Debt permitted under Section 9.9(h);

     (j) Liens on an item of Inventory of the Borrower the purchase of which was financed or assured by a letter of credit permitted by Section 9.8(e) (which Inventory, so long as such Lien is in effect, shall in no event constitute Eligible Inventory) securing solely the reimbursement obligation of the Borrower with respect to such letter of credit and which Lien shall in any event be released when the Borrower or its agent or bailee shall have possession or control or the right to possession or control of such Inventory; and

     (k) Liens on Real Property and Equipment thereon consisting of new stores opened by the Borrower after the date of this Agreement securing Debt permitted hereunder (1) the proceeds of which were used to enable the Borrower to recover its cash outlay relating to funding by the Borrower of the cost of the acquisition and/or improvement by the Borrower of such Real Property and Equipment in the ordinary course of business of the Borrower or (2) to refinance Debt permitted hereunder which was used to so acquire or improve such Real Property and Equipment in the ordinary course of business of the Borrower, provided, that in either instance (i) the cost of each such acquisition or improvement constitutes a Capital Expenditure permitted by
Section 9.18, (ii) the Debt secured by such Lien is permitted hereunder, (iii) each such Lien attaches only to the Real Property and Equipment which was secured by the Debt being refinanced or which was acquired or improved by the Borrower with its own monies, as appropriate, and (iv) the principal amount of the Debt secured by any such Lien shall not exceed 100% of the cash outlay made by the Borrower for such acquisition or improvement of such Real Property and Equipment or of the principal amount of the Debt being refinanced, as appropriate.

     "Permitted Rentals" has the meaning specified in Section 9.19.

     "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, Public Authority, or any other entity.

     "Personal Property" means any interest in any kind of personal property or asset, tangible or intangible, other than fixtures attached to Real Property.

     "Plan" means any pension or other employee benefit plan including any such plan which is subject to Title IV of ERISA, and which is: (a) a plan maintained by the Borrower or any Related Company; (b) a plan to which the Borrower or any Related Company contributes or is required to contribute; (c) a plan to which the Borrower, any predecessor corporation, or any Related Company was required to make contributions at any time during the five (5) calendar years preceding the date of this Agreement; or (d) any other plan with respect to which the Borrower or any Related Company has incurred or may incur liability, including contingent liability, under Title IV of ERISA, either to such plan or to the PBGC.

     "Pledge Agreement" means the pledge agreement dated as of the date hereof and substantially in the form of Exhibit D between the Borrower and the Lender executed and delivered to evidence the Lender's Security Interest in the capital stock or other equity interests now or hereafter owned by the Borrower in each Subsidiary of the Borrower or other Person in which the Borrower now or hereafter shall have an equity interest having assets exceeding 1% of the assets of the Borrower and its Subsidiaries on a consolidated basis.

     "Premises" means all of the Borrower's rights, title, and interest in the real property described in Schedule 8.10 attached hereto, including all rights and easements in connection therewith and all buildings and improvements now or hereafter constructed thereon.

     "Prior Lender" means, collectively, The First National Bank of Boston, Fleet Bank of Massachusetts, N.A., Maryland National Bank and Chemical Bank.

     "Prior Loan" means the Revolving Credit Agreement dated as of October 31, 1990, as amended, between the Borrower, as obligor, and the Prior Lender and related documents.

     "Proceeds" means all products and proceeds of any Collateral, and all proceeds of such proceeds and products, including, without limitation, all cash and credit balances, all payments under any indemnity, warranty, or guaranty payable with respect to any Collateral, all awards for taking by eminent domain, all proceeds of fire or other insurance, and all money and other Property obtained as a result of any claims against third parties or any legal action or proceeding, in each case, with respect to Collateral.

     "Progress Billing" means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor's obligation to pay such invoice is conditioned upon the Borrower's completion of any further performance under the contract or agreement.

     "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

     "Proprietary Rights" means all of the Borrower's now owned and hereafter arising or acquired: licenses, franchises, permits, patents, patent rights, copyrights, works which are the subject matter of copyrights, trademarks, trade names, trade styles, patent and trademark applications and licenses and rights thereunder, including without limitation those patents, trademarks and filed copyrights set forth on Schedule 8.11 hereto, and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing, and all rights to sue for past, present, and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill; customer and other lists in whatever form maintained; and trade secret rights, copyright rights, rights in works of authorship, and contract rights relating to computer software programs, in whatever form created or maintained.

     "Public Authority" means the government of any country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or any department, agency, public corporation or other instrumentality of any of the foregoing.

     "Real Property" means all of the Borrower's rights, title, and interest in real property now owned or hereafter acquired by the Borrower, including, without limitation, the real property more particularly described in Schedule
8.10 attached hereto, including all rights and easements in connection therewith and all buildings and improvements (including, without limitation, fixtures) now or hereafter constructed thereon.

     "Receivables" means all of the Borrower's now owned and hereafter arising or acquired: Accounts (whether or not earned by performance), including Accounts owed to the Borrower by any of its Subsidiaries or Affiliates, together with all interest, late charges, penalties, collection fees, and other sums which shall be due and payable in connection with any Account; proceeds of any letters of credit naming the Borrower as beneficiary; contract rights, chattel paper, instruments, documents, general intangibles (including without limitation, choses in action, causes of action, tax refunds, tax refund claims, Reversions and other amounts payable to the Borrower from pension and employee benefit plans, rights and claims against shippers and carriers, rights to indemnification and business interruption insurance), and all forms of obligations owing to the Borrower (including, without limitation, obligations owing to the Borrower by its Subsidiaries and Affiliates); guarantees and other security for any of the foregoing; and rights of stoppage in transit, replevin, and reclamation; and other rights or remedies of an unpaid vendor, lienor, or secured party.

     "Reference Rate" means the rate of interest publicly announced from time to time by Bank of America National Trust and Savings Association in San Francisco, California, as its reference rate. It is a rate set by Bank of America National Trust and Savings Association based upon various factors including the Bank of America National Trust and Savings Association's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.

     "Reference Rate Loan" shall mean a Revolving Loan bearing interest based on the Reference Rate in accordance with Article 2.

     "Related Company" means any member of any controlled group of corporations (as defined in Section 414 of the Code) of which the Borrower is or was a part, or any trade or business (whether or not incorporated) which together with the Borrower would be or would have been treated as a single employer under Section 4001 of ERISA.

     "Reportable Event" shall have the meaning assigned to that term in Title IV of ERISA, including, without limitation, a reportable event described in
Section 4043 of ERISA or the regulations thereunder, a withdrawal from a Plan described in Section 4063 of ERISA, or a cessation of operations described in
Section 4062(e) of ERISA.

     "Restricted Investment" means any acquisition of Property by the Borrower or any of its Subsidiaries in exchange for cash or other Property, whether in the form of an acquisition of stock, indebtedness or other obligation, or by loan, advance, capital contribution, or otherwise, except the following:

     (a) Property to be used in the business of the Borrower and its Subsidiaries;

     (b) current assets arising from the sale or lease of goods or rendition of services in the ordinary course of business of the Borrower and its Subsidiaries;

     (c) if no Revolving Loans are outstanding at the time of the acquisition, direct obligations of the United States of America, or any agency thereof, or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof, in each case pledged in favor of the Lender;

     (d) if no Revolving Loans are outstanding at the time of the acquisition, certificates of deposit or time deposits maturing within one year from the date of acquisition, in each case issued by, created by, or with a bank or trust company organized under the laws of the United States (including overseas branches thereof, provided, that such branches are not treated as entities separate and apart therefrom) or any state thereof having capital and surplus aggregating at least $100,000,000, in each case pledged in favor of the Lender;

     (e) if no Revolving Loans are outstanding at the time of the acquisition, commercial paper given the highest rating by a national credit rating agency and maturing not more than 270 days from the date of creation thereof, in each case pledged in favor of the Lender;

     (f) consistent with historic practices of the Borrower with respect to its cash management practices, (x) overnight bank deposits with a bank or trust company organized under the laws of the United States (including overseas branches thereof, provided, that such branches are not treated as entities separate and apart therefrom) or any state thereof having capital and surplus aggregating at least $100,000,000 and (y) repurchase agreements with a term of not more than seven days for underlying securities of the types described in clauses (c) and (d) above, entered into with any bank meeting the qualifications specified in clause (d) above or with securities dealers of recognized national standing, provided, that the terms of such agreements comply with the guidelines set forth in the Federal Financial Institutions Examination Council Supervisory Policy Repurchase Agreements of Depositary Institutions with Securities Dealers and Others as adopted by the Comptroller of the Currency on October 31, 1985 (the "Supervisory Policy"), and provided, further, that possession or control of the underlying securities is established as provided in the Supervisory Policy;

     (g) investments as of the date hereof by the Borrower in any of its Subsidiaries existing on the date hereof and additional investments therein not to exceed $7,500,000 in the aggregate;

     (h) investments as of the date hereof by the Borrower in Construcentro De America, S.A. De C.V., a Mexican corporation, and additional investments by the Borrower therein not to exceed $5,000,000 in the aggregate;

     (i) investments consisting of loans or advances by the Borrower and its Subsidiaries to its employees in the ordinary course of business of the Borrower and its Subsidiaries not in excess of $1,000,000 in the aggregate outstanding at any time for the Borrower and its Subsidiaries; and

     (j) other investments by the Borrower not exceeding $500,000 in the aggregate.

     "Reversions" means any funds which may become due to the Borrower in connection with the termination of any Plan or other employee benefit plan.

     "Revolving Loans" has the meaning specified in Section 2.2.

     "Security Interest" means collectively the Liens granted to the Lender in the Collateral pursuant to this Agreement, the other Loan Documents or any other agreement.

     "Solvent" means, when used with respect to any Person, that: (a) the fair value of all its Property is in excess of the total amount of its debts (including contingent liabilities); (b) it is able to pay its debts as they mature; and (c) it does not have unreasonably small capital for the business in which it is engaged or for any business or transaction in which it is about to engage.

     "Subsidiary" means any present or future corporation or other entity of which the Borrower owns, directly or indirectly, more than 50% of the voting stock or other voting equity interest (other than voting stock or other voting equity interest which has voting rights only by reason of the happening of a contingency).

     "Termination Event" means: (a) a Reportable Event; or (b) the withdrawal of the Borrower or any Related Company from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; or
(c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA; or (d) the institution of proceedings by the PBGC to terminate or have a trustee appointed to administer a Plan; (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (f) the partial or complete withdrawal of the Borrower or any Related Company from a Multiemployer Plan.

     "Total Facility" has the meaning specified in Section 2.1.

     "UCC" means the Uniform Commercial Code (or any successor statute) of the State of New York or of any other state the laws of which are required by
Section 9-103 thereof to be applied in connection with the issue of perfection of security interests.

     1.2 Accounting Terms. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the Financial Statements.

     1.3 Other Terms. All other undefined terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the UCC to the extent the same are used or defined therein. Wherever appropriate in the context, terms used herein in the singular also include the plural, and vice versa, and each masculine, feminine, or neuter pronoun shall also include the other genders.

     2.     LOANS AND LETTERS OF CREDIT.

     2.1 Total Facility. Subject to the terms and conditions of this Agreement, the Lender shall make available up to a $60,000,000 total credit facility (the "Total Facility") for the Borrower's use from time to time during the term of this Agreement. The Total Facility shall be comprised of a revolving line of credit up to the limits of the Availability, consisting of Revolving Loans and Letters of Credit as described in Sections 2.2 and 2.3.

     2.2 Revolving Loans. (a) Subject to all the terms and conditions of this Agreement and in the absence of an Event or Event of Default (either before or after giving effect to the relevant Revolving Loan), the Lender shall, upon the Borrower's request from time to time in accordance with paragraph (b) below, make revolving loans (the "Revolving Loans") to the

Borrower up to the limits of the Availability. Each Revolving Loan shall be either a Reference Rate Loan or a Eurodollar Rate Loan as the Borrower may request pursuant to paragraph (b) below. The Lender, in its sole discretion, may elect to exceed the limits of the Availability on one or more occasions, but if it does so, the Lender shall not be deemed thereby to have changed the limits of the Availability or to be obligated to exceed the limits of the Availability on any other occasion. In addition, the Lender may, in its sole discretion (exercised in good faith), based on such collateral and credit considerations as the Lender deems appropriate, at any time and from time to time decrease one or more of the amounts or percentages used to determine the Availability. Without intending to limit the Lender's discretion with respect to Revolving Loans, if the unpaid balance of the Revolving Loans exceeds the Availability (with Availability determined as if the amount of the Revolving Loans were zero), then the Lender may refuse to make or may otherwise restrict Revolving Loans on such terms as the Lender determines until such excess has been eliminated.

     (b) The Borrower shall give the Lender irrevocable written or facsimile notice (promptly confirmed in writing) of each borrowing of a Revolving Loan (including, without limitation, a conversion or continuation as permitted by paragraph (e) below) not later than 12:00 Noon, New York City time, (i) three
(3) Business Days before a proposed Eurodollar Rate Loan borrowing or conversion to or continuation of a Eurodollar Rate Loan or portion thereof and
(ii) on the same Business Day of a proposed Reference Rate Loan borrowing or conversion to a Reference Rate Loan. Such notice shall specify (w) whether the Revolving Loans then being requested are to be Reference Rate Loans or Eurodollar Rate Loans and if a Eurodollar Rate Loan or portion thereof is to be converted or continued, the particular Eurodollar Rate Loan, (x) the date of such borrowing or conversion or continuation (which shall be a Business
Day) and the amount of such borrowing or conversion or continuation and (y) if such Revolving Loans are to be Eurodollar Rate Loans (including, without limitation, a conversion to or continuation of a Eurodollar Rate Loan or portion thereof), the Interest Period with respect thereto. If no election as to the type of Revolving Loan is specified in any such notice, all such Revolving Loans shall be Reference Rate Loans. If no Interest Period with respect to any Eurodollar Rate Loan is specified in any such notice, then an Interest Period of one (1) month's duration shall be deemed to have been selected. Each such notice for a Revolving Loan shall be conclusively presumed to be made by a person authorized by the Borrower to do so and the crediting of a Revolving Loan to the Borrower's deposit or operating account shall conclusively establish the obligation of the Borrower to repay such Revolving Loan. The Borrower shall not be permitted to make a borrowing of a Eurodollar Rate Loan or convert to or continue a Eurodollar Rate Loan or portion thereof if an Event or Event of Default shall have occurred and be continuing.

     (c) The Lender will charge all Revolving Loans and other Obligations to a Loan Account. All fees, commissions, costs, expenses, and other charges due from the Borrower pursuant to the Loan Documents, and all payments made and out-of-pocket expenses incurred by the Lender and authorized to be charged to the Borrower pursuant to the Loan Documents, will be charged as Reference Rate Loans to a Loan Account as of the date due from the Borrower or the date paid or incurred by the Lender, as the case may be.

     (d) The Revolving Loans made by the Lender on any date shall be in integral multiples of $1,000; provided, however, that each Eurodollar Rate Loan made on any date shall be in a minimum principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof. Not more than five (5) Eurodollar Rate Loans may be outstanding at any one time and the Borrower may only request a borrowing of a Eurodollar Rate Loan (or any conversion of a Reference Rate Loan into a Eurodollar Rate Loan) once in any calendar month. Conversions to and continuations of Eurodollar Rate Loans of portions thereof shall be in the amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

     (e) The Borrower shall have the right at any time upon prior irrevocable written or facsimile notice (promptly confirmed in writing) to the Lender given in the manner and at the times specified in paragraph (b) above with respect to the Revolving Loans into which conversion or continuation is to be made, to convert all or any portion of Eurodollar Rate Loans into Reference Rate Loans, to convert all or any portion of Reference Rate Loans into Eurodollar Rate Loans (specifying the Interest Period to be applicable thereto) and to continue all or any portion of any Eurodollar Rate Loans into a subsequent Interest Period (specifying the Interest Period to be applicable thereto), subject to the terms and conditions hereof (including, without limitation, the provisions of paragraphs (b) and (d) above) and to the following:

            (i) accrued interest on a Revolving Loan (or portion thereof) being converted or continued shall be paid by the Borrower at the time of such conversion or continuation;

            (ii) no Eurodollar Rate Loan or portion thereof may be converted to a Reference Rate Loan or continued as a Eurodollar Rate Loan other than at the end of the Interest Period applicable thereto;

            (iii) any portion of a Eurodollar Rate Loan which is subject to an Interest Period ending on a date that is less than one (1) month prior to the last day of the scheduled term of this Agreement may not be converted into, or continued as, a Eurodollar Rate Loan, and shall be automatically converted at the end of such Interest Period into a Reference Rate Loan; and

            (iv) no Event or Event of Default shall have occurred and be continuing.

     The Interest Period applicable to any Eurodollar Rate Loan resulting from a conversion or continuation shall be specified by the Borrower in the irrevocable notice of conversion or continuation delivered pursuant hereto; provided, however, that if no such Interest Period shall be specified, the Borrower shall be deemed to have selected an Interest Period of one (1) month's duration. If the Borrower shall not have given timely notice to continue any Eurodollar Rate Loan into a subsequent Interest Period (and shall not otherwise have given notice to convert such Revolving Loan), such Revolving Loan (unless repaid or required to be repaid pursuant to the terms hereof) shall automatically be converted into a Reference Rate Loan.

     (f) Notwithstanding anything to the contrary herein contained, if any change in any law or regulation or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for the Lender to make or maintain any Eurodollar Rate Loan or to give effect to its obligations to make Eurodollar Rate Loans as contemplated hereby, then, by written notice to the Borrower, the Lender may:

            (i) declare that Eurodollar Rate Loans will not thereafter be made hereunder, whereupon the Borrower shall be prohibited from requesting Eurodollar Rate Loans hereunder (including, without limitation, the conversion to or continuation of Eurodollar Rate Loans or portions thereof) unless such declaration is subsequently withdrawn; and

            (ii) require that all outstanding Eurodollar Rate Loans be converted to Reference Rate Loans, in which event (A) all such Eurodollar Rate Loans shall be automatically converted to Reference Rate Loans as of the effective date of such notice as provided below and (B) all payments of principal which would otherwise have been applied to repay the converted Eurodollar Rate Loans shall instead be applied to repay the Reference Rate Loans resulting from the conversion of such Eurodollar Rate Loans.

     For purposes of this paragraph (f), a notice to the Borrower shall be effective, if lawful, on the last day of the then current Interest Period or, if there are then two or more current Interest Periods, on the last day of each such Interest Period, respectively; otherwise, such notice shall be effective with respect to the Borrower on the date of receipt by the Borrower.

     (g) In the event, and on each occasion, that on the day two (2) Business Days prior to the commencement of any Interest Period for a Eurodollar Rate Loan the Lender shall have determined that dollar deposits in the amount of each Eurodollar Rate Loan are not generally available in the London interbank market, or that the rate at which dollar deposits are being offered will not reflect adequately and fairly the cost to the Lender of making or maintaining such Eurodollar Rate Loan during such Interest Period, or that reasonable means do not exist for ascertaining LIBOR, the Lender shall as soon as practicable thereafter give written notice (or facsimile notice) of such determination to the Borrower, and any request by the Borrower for the making of a Eurodollar Rate Loan or conversion or continuation of any Revolving Loan or portion thereof into a Eurodollar Rate Loan shall, until the circumstances giving rise to such notice no longer exist, be deemed to be a request for a Reference Rate Loan. Each determination by the Lender made hereunder shall be conclusive absent manifest error.

     2.3 Letters of Credit. The Lender may, in its sole discretion, and upon the Borrower's request from time to time, cause merchandise and standby letters of credit to be issued for the Borrower's account (each, a "Letter of Credit"). The expiration date of any (i) merchandise Letter of Credit shall not be later than 180 days from the date of issuance thereof and (ii) standby Letter of Credit shall not be later than 365 days from the date of issuance thereof (and no standby Letters of Credit shall have any automatic or "evergreen" renewal provisions) and, in any event, no Letter of Credit shall have an expiration date later than the last day of the scheduled term of this Agreement. Without intending to limit the Lender's discretion with respect to Letters of Credit, the Lender will not cause to be opened any Letter of Credit if: (a) the maximum face amount of the requested Letter of Credit, plus the aggregate undrawn amount of all outstanding Letters of Credit and the aggregate amount of unreimbursed drawings under Letters of Credit to the extent not included in the Revolving Loans, would exceed $15,000,000; or (b) the maximum face amount of the requested Letter of Credit, and all commissions, fees, and charges due from the Borrower to the Lender in connection with the opening thereof, exceed the Availability at such time.
The Letters of Credit shall be governed by a Letter of Credit Financing Agreement - Supplement to Loan and Security Agreement between the Lender and the Borrower ("Letter of Credit Agreement"), attached hereto as Exhibit E, in addition to the terms and conditions hereof. All payments made and expenses incurred by the Lender pursuant to or in connection with the Letters of Credit and Letter of Credit Agreement will be charged to a Loan Account as Reference Rate Loans.

     3.     INTEREST AND OTHER CHARGES.

     3.1 Interest. (a) The Borrower agrees to pay the Lender interest on the unpaid daily principal balance of the Revolving Loans constituting Reference Rate Loans at the close of each day at a fluctuating per annum rate equal to one percent (1.00%) plus the Reference Rate. The Borrower agrees to pay the Lender interest on the unpaid daily principal balance of each Revolving Loan constituting a Eurodollar Rate Loan at the close of each day at a per annum rate equal to three percent (3.00%) plus the Eurodollar Rate for such Eurodollar Rate Loan. Such per annum rates shall, subject to the fifth sentence of this subsection (a), decline to three-quarters percent (.75%) plus the Reference Rate and two and three-quarters percent (2-3/4%) plus the Eurodollar Rate, as the case maybe, effective as provided in the sixth sentence of this subsection (a), after the Lender shall have determined, based upon the audited financial statements of the Borrower for the 1994 Fiscal Year delivered to the Lender pursuant to Section 7.2(a), that the Interest Coverage Ratio and Fixed Maturity Coverage Ratio for such Fiscal Year are not less than 3.96/1 and 1.54/1, respectively. In the event that the Lender shall have determined, based upon the audited financial statements of the Borrower for the 1995 Fiscal Year delivered to the Lender pursuant to Section 7.2(a), that the Interest Coverage Ratio and Fixed Maturity Coverage Ratio for such Fiscal Year are not less than 5.72/1 and 1.51/1, respectively, then, subject to the fifth sentence of this subsection (a), the interest rates payable on the Loans shall continue at the reduced rates described in the immediately preceding sentence (or if not reduced the prior Fiscal Year, will be reduced, effective as provided in the sixth sentence of this subsection (a), to the interest rates described in the immediately preceding sentence) for the remaining scheduled initial term of this Agreement. During the continuance of an Event of Default, the Borrower shall not be entitled to the benefit of the two immediately preceding sentences and the interest rates payable on the Loans shall be those rates set forth in the first two sentences of this subsection
(a) plus the two percent (2%) increase set forth in subsection (b) below. Any reduction in the interest rate provided for in this subsection (a) shall become effective on the first day of the month following receipt by the Lender of the appropriate audited financial statements showing compliance with the financial tests described above. At the request of the Lender and if so requested as a condition to any reduction in the interest rate, the Borrower shall deliver to the Lender a certificate of the chief financial officer of the Borrower stating that at such time there exists no Event of Default. For purposes of this Section 3.1 only, the Fixed Maturity Coverage Ratio shall be calculated without giving effect to Capital Expenditures made and incurred by the Borrower with respect to the relocation, leasing and improvement of the Borrower's new corporate headquarters to replace the existing headquarters at 200 Union Street, Braintree, Massachusetts. The Lender agrees that it shall consider in its sole discretion a greater interest rate reduction for the second reduction referred to above if the Borrower achieves certain performance standards acceptable to the Lender in its sole discretion. Each change in the Reference Rate shall be reflected in the foregoing interest rates for Reference Rate Loans as of the effective date of such change. Interest charges shall be computed on the basis of a year of 360 days and actual days elapsed and will be payable to the Lender on each applicable Interest Payment Date and on the date of the termination of this Agreement.

     (b) If any Event of Default occurs, then, from the date such Event of Default occurs until it is cured, or until all Obligations are paid and performed in full, the Borrower agrees to pay interest on the unpaid principal balance of the Revolving Loans at a per annum rate two percent (2%) greater than the rate(s) of interest otherwise specified herein.

     3.2 Maximum Interest Rate. In no event shall the interest rate and other charges hereunder exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that a court determines that the Lender has received interest and other charges hereunder in excess of the highest rate applicable hereto, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations other than interest and the provisions hereof shall be deemed amended to provide for the highest permissible rate. If there are no Obligations outstanding, the Lender shall refund to the Borrower such excess.

     3.3 Facility Fee. The Borrower agrees to pay the Lender on the Closing Date a facility fee (the "Facility Fee") with respect to the revolving credit facility herein provided in the amount of $600,000 subject to the application of the $250,000 commitment fee and $75,000 deposit already paid by the Borrower in accordance with and as provided in the Commitment Letter, dated November 12, 1993, between the Borrower and the Lender. The Lender and the Borrower agree that the Facility Fee shall be financed by the Lender as a Revolving Loan.

     3.4 Commitment Fee. The Borrower agrees to pay the Lender on the first Business Day of each calendar month through the termination of this Agreement and on the date of the termination of this Agreement and upon any earlier maturity of the Revolving Loans, a commitment fee with respect to the Revolving Loans for the month or shorter period just ended, computed at the rate of one-half of one percent (1/2%) per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) on an amount equal to the excess of (a) $50,000,000 over (b) the average daily outstanding principal balance of the Revolving Loans during such month or shorter period.

     4.     PAYMENTS AND PREPAYMENTS.

     4.1 Revolving Loans. The Borrower agrees to pay to the Lender the interest on the Revolving Loans (as determined under Section 3.1 hereof) on each Interest Payment Date until the termination of this Agreement and to repay the outstanding principal balance of the Revolving Loans, plus all accrued but unpaid interest thereon, upon the termination of this Agreement. In addition, the Borrower agrees to pay to the Lender, on demand, the amount by which (A) the sum of (x) the unpaid principal balance of the Revolving Loans at any time plus (y) the amount, if any, of (1) amounts drawn under the Letters of Credit at such time to the extent not already included in Revolving Loans and (2) the undrawn amount of all Letters of Credit at such time exceeds
(B) the Availability at such time (with clause (b) of such defined term determined as if the amount of the Revolving Loans, the undrawn amount of Letters of Credit and the amount of unreimbursed drawings under Letters of Credit were zero). If after repaying in full the Revolving Loans as provided in the immediately preceding sentence any portion of such excess still remains, then the Borrower shall deposit cash in the amount thereof in a cash collateral account with the Lender to be held in such account on terms satisfactory to the Lender. Any prepayments required pursuant to the second preceding sentence shall be first applied to outstanding Reference Rate Loans up to the full amount thereof before they are applied to outstanding Eurodollar Rate Loans; provided, however, that absent the existence of an Event or Event of Default the Borrower shall not be required to make any prepayment of any Eurodollar Rate Loan pursuant to this Section 4.1 until the last day of the Interest Period with respect thereto so long as an amount equal to such prepayment is deposited by the Borrower in a cash collateral account with the Lender to be held in such account on terms satisfactory to the Lender.

     4.2    Place and Form of Payments; Extension of Time.   All payments of
principal, interest, and other sums due to the Lender shall be made on the day when due in U.S. dollars at the Lender's address set forth in Section 13.11 not later than 12:00 Noon (New York City time) or charged by the Lender to a Loan Account as a Reference Rate Loan. All such payments shall be made in immediately available funds. If any payment of principal, interest, or other sum to be made hereunder becomes due and payable on a day other than a Business Day, the due date of such payment shall be extended to the next succeeding Business Day (except as otherwise specified in the definition of "Interest Period") and interest thereon shall be payable at the applicable interest rate during such extension.

     4.3 Application and Reversal of Payments. Except as otherwise provided in Section 4.1 hereof, the Lender shall determine in its sole discretion the order and manner in which Proceeds of Collateral and other payments that the Lender receives are applied to the Revolving Loans, interest thereon, and the other Obligations, and the Borrower hereby irrevocably waives the right to direct the application of any payment or Proceeds. The Lender shall have the continuing and exclusive right to apply and reverse and reapply any and all such Proceeds and payments to any portion of the Obligations.

     4.4 Indemnity for Returned Payments. If after receipt of any payment of, or Proceeds applied to the payment of, all or any part of the Obligations, the Lender is for any reason required to surrender such payment or Proceeds to any Person because such payment or Proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, or a diversion of trust funds, or for any other reason, then: the Obligations or part thereof intended to be satisfied shall be revived and continue and this Agreement shall continue in full force as if such payment or Proceeds had not been received by the Lender and the Borrower shall pay to the Lender, and hereby does indemnify the Lender and hold the Lender harmless for, the amount of such payment or Proceeds surrendered. The provisions of this Section 4.4 shall be and remain effective notwithstanding any contrary action which may have been taken by the Lender in reliance upon such payment or Proceeds, and any such contrary action so taken shall be without prejudice to the Lender's rights under this Agreement and shall be deemed to have been conditioned upon such payment or Proceeds having become final and irrevocable. The provisions of this Section 4.4 shall survive the termination of this Agreement.

     5.     LENDER'S BOOKS AND RECORDS; MONTHLY STATEMENTS.

     5.1 Lender's Books and Records; Monthly Statements. The Borrower agrees that the Lender's books and records showing the Obligations and the transactions pursuant to this Agreement and the other Loan Documents shall be admissible in any action or proceeding arising therefrom, and shall constitute prima facie proof thereof, irrespective of whether any Obligation is also evidenced by a promissory note or other instrument. The Lender will provide to the Borrower a monthly statement of Loans, payments, and other transactions pursuant to this Agreement. Such statement shall be deemed correct, accurate, and binding on the Borrower, absent manifest error, and as an account stated (except for reversals and reapplications of payments made as provided in Section 4.3 and corrections of errors discovered by the Lender), unless the Borrower notifies the Lender in writing to the contrary within thirty (30) days after such statement is delivered, sent or mailed to the Borrower. In the event a timely written notice of objections is given by the Borrower, only the items to which exception is expressly made will be considered to be disputed by the Borrower.

     6.     COLLATERAL.

     6.1 Grant of Security Interest. (a) As security for the Obligations, the Borrower hereby grants to the Lender a continuing security interest in, lien on, and assignment of:

            (i) all Receivables, Inventory, Proprietary Rights, and Proceeds, wherever located and whether now existing or hereafter arising or acquired;

            (ii) all moneys, securities and other Personal Property and the Proceeds thereof, now or hereafter held or received by, or in transit to, the Lender from or for the Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise, including, without limitation, all of the Borrower's deposit accounts, credits, and balances with the Lender and all claims of the Borrower against the Lender at any time existing;

            (iii) all of the Borrower's deposit accounts with any financial institutions with which the Borrower maintains deposits; and

            (iv) all books, records and other Property relating to or referring to any of the foregoing, including, without limitation, all books, records, ledger cards, data processing records, computer software and other property and general intangibles at any time evidencing or relating to the Receivables, Inventory, Proprietary Rights, Proceeds, and other property referred to above (all of the foregoing, together with all other property in which the Lender may at any time be granted a Lien, being herein collectively referred to as the "Collateral").

The Lender shall have all of the rights of a secured party with respect to the Collateral under the UCC and other applicable laws.

     (b) As additional security for the Obligations (and not in limitation of Section 11.2(e)), the Borrower shall simultaneously upon the acquisition of any Real Property during the continuance of an Event of Default (but only if at such time the Borrower's 14% debentures maturing January 1, 1996 are repaid or discharged in full or the terms of the documents governing such debentures permit same or the relevant restriction therein is waived), execute and deliver to the Lender one or more mortgages or deeds of trust, in form and substance satisfactory to the Lender, to grant to the Lender continuing and perfected first (or second behind a purchase money Lien thereon permitted hereunder) mortgage liens on such Real Property and shall cause to be delivered to the Lender such title insurance, surveys, non-disturbance agreements, waivers, leasehold amendments, legal opinions, certificates and other documents as the Lender may request in connection with such mortgages and deeds of trust. The Lender and the Borrower agree that, with respect to the acquisition by the Borrower of any Real Property for which the Borrower shall have granted a purchase money Lien permitted hereunder, if the Person providing the financing to the Borrower for the acquisition thereof shall not permit a second Lien for such Real Property in favor of the Lender (after the Borrower shall have provided evidence satisfactory to the Lender that the Borrower used its best efforts (without the expenditure of money or the giving of financial or business consideration) to persuade such Person to permit same), the Lien on such property in favor of the Lender shall no longer be required so long as the Debt with respect to such purchase money Lien is outstanding.

     (c) All Obligations shall constitute a single loan secured by the Collateral. The Lender may, in its sole discretion, (i) exchange, waive, or release any of the Collateral; (ii) during the continuance of an Event of Default and as otherwise provided herein, apply Collateral and direct the order or manner of sale thereof as the Lender may determine; and (iii) during the continuance of an Event of Default, settle, compromise, collect, or otherwise liquidate any Collateral in any manner, all without affecting the Obligations or the Lender's right to take any other action with respect to any other Collateral.

     (d) Notwithstanding anything contained in Section 6.1(a), the Obligations shall not be secured by (i) any Equipment and fixtures in which a Lien has been granted by the Borrower under any agreement entered into by the Borrower prior to the date hereof and which is listed on Schedule 9.14 hereto which validly prohibits the creation by the Borrower of a security interest in favor of the Lender in such Equipment or fixtures (but only so long as the debt owing by the Borrower under any such agreement remains unpaid) or (ii) any monies received by the Borrower in respect of the sale of Real Property not subject to a Lien in favor of the Lender to the extent such monies are used to prepay the Debt secured by such Real Property in accordance with
Section 9.10.

     6.2 Perfection and Protection of Security Interest. (a) The Borrower shall, at its expense, perform all steps reasonably requested by the Lender at any time to perfect, maintain, protect, and enforce the Security Interest including, without limitation: (a) executing and recording of the Patent and Trademark Assignments and any mortgage or deed of trust required pursuant to
Section 6.1(b) or 11.2(e) and executing and filing financing or continuation statements, and amendments thereof, in form and substance reasonably satisfactory to the Lender; (b) delivering to the Lender, when a Lien is required to be granted to the Lender on Equipment as provided in Section 11.2(e), the original certificates of title for motor vehicles now owned or hereafter acquired with the Security Interest properly endorsed thereon to the extent requested by the Lender; (c) delivering to the Lender the originals of all instruments, documents, and chattel paper, and all other Collateral of which the Lender determines it should have physical possession in order to perfect and protect the Security Interest therein, duly endorsed or assigned to the Lender without restriction; (d) delivering to the Lender warehouse receipts covering any portion of the Collateral with a value in excess of $50,000 located in a warehouse and for which warehouse receipts are issued, or, in lieu thereof, within fifteen days after the knowledge by any member of the Borrower's senior management or by any other personnel of the Borrower which deal with the Lender that any such Collateral is located in a warehouse either (x) delivering to the Lender a warehouseman's letter, in form and substance satisfactory to the Lender, duly executed by the relevant warehouseman or (y) removing such Collateral to premises owned by the Borrower; (e) placing notations on the Borrower's books of account to disclose the Security Interest; (f) delivering to the Lender all letters of credit on which the Borrower is named beneficiary; and (g) taking such other steps as are deemed necessary by the Lender to maintain the Security Interest. The Lender may file, without the Borrower's signature, one or more financing statements disclosing the Security Interest. The Borrower agrees that a carbon, photographic, photostatic, or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement. If any Collateral having a value in excess of $1,000,000 is at any time in the possession or control of any warehouseman, bailee or any of the Borrower's agents or processors or if the aggregate value of Collateral in the possession or control of warehousemen, bailees or the Borrower's agents or processors is in excess of $5,000,000 at any time, then the Borrower shall notify the Lender thereof and shall notify such Person(s) of the Security Interest in such Collateral and, upon the Lender's request after the occurrence of an Event of Default, instruct such Person(s) to hold all such Collateral for the Lender's account subject to the Lender's instructions (it being understood that any

Inventory in the possession or control of a warehouseman, bailee or any of the Borrower's agents or processors shall not constitute Eligible Inventory except as expressly provided in the parenthetical in clause (d) of the defined term "Eligible Inventory"). Subject to Section 6.2(b), if at any time any Collateral having an aggregate value in excess of $50,000 is located on any premises that are not owned by the Borrower or on any premises subject to a mortgage, the Lender shall establish reserves against Availability with respect to such premises unless and until the Borrower shall have obtained written waivers, in form and substance satisfactory to the Lender, of all present and future Liens to which the owner or lessor or any mortgagee of such premises may be entitled to assert against the Collateral. From time to time, the Borrower shall, upon the Lender's request, execute and deliver confirmatory written instruments pledging to the Lender the Collateral, but the Borrower's failure to do so shall not affect or limit the Security Interest. So long as this Agreement is in effect and until all Obligations have been fully satisfied, the Security Interest shall continue in full force and effect in all Collateral (whether or not deemed eligible for the purpose of calculating the Availability or as the basis for any advance, loan, or other financial accommodation).

     (b) The Borrower and the Lender agree that with respect to any premises which are leased to the Borrower on the date hereof at which Collateral is or may in the future be located for which the Borrower has not on the date hereof obtained a written waiver, duly executed by the appropriate landlord and in form and substance satisfactory to the Lender, of any present and future statutory, common law or contractual Liens which the lessor of such premises may be entitled to assert against such Collateral as follows:

            (i) with respect to each such premises located in the states of Nevada, New Jersey and Pennsylvania, the Lender shall, commencing on the date hereof and until a waiver described above shall be obtained from the appropriate landlord for such premises, establish reserves against Availability therefor as permitted by clause (b)(iii) of such defined term;

            (ii) with respect to each such premises located in other states, the Lender shall not establish reserves against Availability therefor as permitted by clause (b) (iii) of such defined term until the date ninety
     (90) days after the date hereof; provided, that, subject to clause (iii) below, no such reserves shall be established under clause (b)(iii) of the defined term "Availability" with respect to any such premises if on or prior to such ninetieth day the Borrower shall have delivered to the Lender either (i) a waiver described above from the appropriate landlord for such premises or (ii) an opinion, addressed to the Lender and in form and substance satisfactory to the Lender, from counsel acceptable to the Lender which is admitted to practice law in the state where such premises are located to the effect that such state has no statutory or common law landlord Lien or similar Lien afforded landlords for unpaid rent and the terms of the lease agreement between the landlord and the Borrower with respect to the lease of such premises contains no provision for a contractual Lien on any Collateral (provided, that with respect to the portion of the opinion relating to contractual Liens under lease agreements, the Borrower shall be permitted to obtain such portion of the opinion from other counsel acceptable to the Lender in lieu of utilizing local counsel therefor); and

            (iii) if after the Borrower has delivered to the Lender a waiver or opinion of counsel with respect to any premises leased to the Borrower on the date hereof as provided above, there shall occur a change in law in the state where such premises are located or the lease agreement with respect to such premises is amended or replaced or such premises shall be conveyed by such landlord to another person or any other event shall occur, in each instance, which results in the Lender determining in its sole discretion (exercised in good faith) that a reserve under clause
     (b)(iii) of the defined term "Availability" is now necessary with respect to such premises, then the Lender may, upon not less than 10 days prior notice to the Borrower, establish any such reserve with respect to such premises.

     6.3 Location of Collateral. The Borrower represents and warrants to the Lender that: (a) Schedule 6.3 hereto is a correct and complete list of the Borrower's chief executive office, the location of its books and records, the locations of the Collateral, and the locations of all of its other places of business; (b) Schedule 6.3 correctly identifies any of such facilities and locations that are not owned by the Borrower and sets forth the names of the owners and lessors of such facilities and locations and the holders of any mortgages on any such facilities and locations and (c) on or after the ninetieth day after the date hereof the aggregate value of all Collateral at all the facilities and locations identified on Schedule 6.3 which are not owned by the Borrower and for which, subject to Section 6.2(b), a landlord waiver in form and substance satisfactory to the Lender or an opinion of counsel as provided in Section 6.2(b)(ii) has not been obtained will not at any time exceed $2,500,000. The Borrower agrees that it will not maintain any Collateral at any location other than those listed on Schedule 6.3, and it will not otherwise change or add to any of such locations, unless it gives the Lender at least 15 days' prior written notice and executes such financing statements and other documents that the Lender requests in connection therewith.

     6.4 Title to, Liens on, and Sale and Use of Collateral. The Borrower represents and warrants to the Lender that: (a) all Collateral is and will continue to be owned by the Borrower free and clear of all Liens whatsoever, except for the Security Interest and other Permitted Liens; (b) the Security Interest will not be subject to any prior Lien except Permitted Liens, if any;
(c) the Borrower will use, store, and maintain the Collateral with all reasonable care and will use the Collateral for lawful purposes only; and (d) the Borrower will not, without the Lender's prior written approval, sell or dispose of or permit the sale or disposition of any Collateral, except as permitted by Section 9.5. The inclusion of Proceeds as part of the Collateral shall not be deemed the Lender's consent to any sale or other disposition of the Collateral except as expressly permitted herein.

     6.5 Reimbursement for Appraisals. The Borrower shall, within three Business Days after demand therefor by the Lender, reimburse the Lender for any and all costs and expenses incurred by the Lender with respect to appraisals or updates thereof of any or all of the Collateral from time to time conducted or ordered by the Lender, such appraisals or updates to include, without limitation, any of the foregoing required under any applicable laws or regulations or any internal policies of the Lender or any of its affiliates; provided, however, that the Lender shall not, at the expense of the Borrower, perform or cause to be performed more than one such appraisal in any calendar year unless an Event of Default shall have occurred and be continuing or unless additional appraisals are required by law, in which case the foregoing limitation shall not apply.

     6.6 Access and Examination. The Lender may at all reasonable times have access to, examine, audit, make extracts from and inspect the Borrower's records, files and books of account and the Collateral and to discuss the Borrower's affairs with the Borrower's officers and management; provided, however, that with respect to examinations, audits and inspections at the Borrower's stores, the Lender shall use reasonable efforts to provide the Borrower (at its address set forth in Section 13.11 hereof) two Business Days' notice (written or telephonic) prior to such examination, audit or inspection. The Borrower will deliver to the Lender any instrument necessary for the Lender to obtain records from any service bureau maintaining records for the Borrower. The Lender may, at any time and at the Borrower's expense, make copies of all of the Borrower's books and records, or require the Borrower to deliver such copies to the Lender. The Lender may, without expense to the Lender, use such of the Borrower's personnel, supplies, and premises as may be reasonably necessary for maintaining or enforcing the Security Interest. The Lender shall have the right, at any time, in the Lender's name or in the name of a nominee of the Lender, to verify the validity, amount or any other matter relating to the Accounts, by mail, telephone, or otherwise.

     6.7 Insurance. (a) The Borrower shall insure the Collateral and all other tangible Property of the Borrower against loss or damage by fire with extended coverage, theft, burglary, pilferage, loss in transit, and such other hazards as the Lender shall specify and shall also maintain, and cause each of its Subsidiaries to maintain, such other insurance as the Lender may reasonably require, including, without limitation, liability insurance, in each case in amounts, under policies and by insurers acceptable to the Lender.

     (b) The Borrower shall also maintain flood insurance, in the event of a designation of the area in which any Real Property is located as "flood prone" or a "flood risk area," as defined by the Flood Disaster Protection Act of 1973, in an amount to be reasonably determined by the Lender, and shall comply with the additional requirements of the National Flood Insurance Program asset forth therein.

     (c) The Borrower shall cause the Lender to be named in each such policy as secured party or mortgagee and loss payee or additional insured, as appropriate, in a manner acceptable to the Lender. Schedule 6.7 is a certificate of insurance certified by the Borrower's insurer as to the insurance maintained by the Borrower and its Subsidiaries as of the date hereof naming the Lender as loss payee and additional insured as and to the extent herein required. Each policy of insurance shall contain a clause or endorsement requiring the insurer to give not less than thirty (30) days prior written notice to the Lender in the event of cancellation of the policy for any reason whatsoever and a clause or endorsement stating that the interest of the Lender shall not be impaired or invalidated by any act or neglect of the Borrower or the owner of any premises where Collateral is located nor by the use of such premises for purposes more hazardous than are permitted by such policy.

     (d) All premiums for such insurance shall be paid by the Borrower when due, and certificates of insurance and, if requested, photocopies of the policies shall be delivered to the Lender. If the Borrower fails to procure such insurance or to pay the premiums therefor when due, the Lender may (but shall not be required to) do so and charge the costs thereof to a Loan Account.

     (e) The Borrower shall promptly notify the Lender of any loss, damage, or destruction to the Collateral or any other tangible Property with a value in excess of $50,000 of the Borrower or any of its Subsidiaries or arising from its use, whether or not covered by insurance.

     (f) The Lender is hereby authorized to collect directly all insurance proceeds with respect to property damage insurance or liability insurance for which the Lender is named as loss-payee (as its interests may appear), beneficiary or additional insured. After deducting from such proceeds the expenses, if any, incurred by the Lender in the collection or handling thereof, the Lender may apply such proceeds to the reduction of the Obligations, in such order as the Lender determines (subject to Section 4.3 hereof), or at the Lender's option if such proceeds are received with respect to the loss, damage or destruction to Collateral, may permit or require the Borrower to use such money, or any part thereof, to replace, repair, restore or rebuild the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction (it being agreed by the Lender that so long as no Event or Event of Default shall be continuing, the Borrower shall be entitled to use such money to replace, repair, restore or rebuild the Collateral as aforesaid where the amount of such moneys on account of a single event of loss, damage or destruction is less than $25,000), provided, further, that the Borrower first (i) provides the Lender with plans and contracts reasonably satisfactory to the Lender and (ii) demonstrates to the Lender's reasonable satisfaction that the funds available to it will be sufficient to complete such project in the manner provided therein.

     6.8 Collateral Reporting. The Borrower will provide the Lender with the following documents at the following times in form satisfactory to the
Lender:

     (a) upon request, copies of shipping and delivery documents, invoices of Accounts and customer statements and credit memos;

     (b)    monthly agings of accounts receivable;

     (c) semi-monthly (based upon the Borrower's fiscal month) inventory reports and monthly perpetual inventory reports;

     (d) on a monthly basis, reconciliations of all amounts listed in the reports delivered pursuant to subsections (b) and (c) hereof with the general ledger of the Borrower;

     (e) on a weekly basis, a weekly cash statement report (or if such reports are no longer available, the equivalent thereof), the weekly cash receipts report and the weekly roll forward of accounts receivable;

     (f) on a weekly basis, a duly executed borrowing base certificate substantially in the form of Exhibit F hereto;

     (g) such other reports as to the Collateral as the Lender shall reasonably request from time to time; and

     (h) certificates of an officer of the Borrower certifying as to the foregoing.


If any of the Borrower's records or reports of the Collateral are prepared by an accounting service or other agent, the Borrower hereby authorizes such service or agent to deliver such records, reports, and related documents to the Lender.

     6.9 Accounts. (a) The Borrower represents and warrants to the Lender that:

            (i) each existing Account represents, and each future Account will represent, a bona fide sale or lease and delivery of goods by the Borrower, or rendition of services by the Borrower, in the ordinary course of its business;

            (ii) each existing Account is, and each future Account will be, for a liquidated amount payable by the Account Debtor thereon on the terms set forth in the invoice therefor or in the schedule thereof delivered to the Lender, without offset, deduction, defense or counterclaim;

            (iii) each copy of an account statement with respect to an Account Debtor delivered to the Lender by the Borrower will be a true copy of the original account statement sent to such Account Debtor; and

            (iv) all goods described in each invoice will have been shipped to the Account Debtor and all services of the Borrower described in each invoice will have been performed.

     (b) Without the prior written consent of the Lender, the Borrower shall not re-date any invoice or sale or make sales on extended dating beyond that customary in the Borrower's business or extend or modify any Account.

     (c) The Borrower shall not accept any note or other instrument (except a check or other instrument for the immediate payment of money) with respect to any Account without the Lender's written consent except for any note or other instrument for any Account which when first created was an Eligible Account and which due to the failure of the Account Debtor to pay such Account on a timely basis became an ineligible Account. If the Lender consents to the acceptance of any such instrument, it shall be considered as evidence of the Account and not payment thereof and the Borrower will promptly deliver such instrument to the Lender appropriately endorsed. Regardless of the form of presentment, demand, notice of dishonor, protest, and notice of protest with respect thereto, the Borrower will remain liable thereon until such instrument is paid in full.

     (d) The Borrower shall notify the Lender promptly of all disputes and claims in excess of $50,000 in the aggregate with any Account Debtor and settle, contest or adjust them at no expense to the Lender, but no discount, credit or allowance shall be granted to any Account Debtor without the Lender's consent, except for discounts, credits and allowances made or given in the ordinary course of the Borrower's business when no Event of Default exists hereunder. The Lender may, at all times when an Event of Default exists hereunder, settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which the Lender considers advisable and, in all cases, the Lender will credit a Loan Account with only the net amounts received by the Lender in payment of any Accounts.

     (e) If an Account Debtor returns any Inventory to the Borrower when no Event of Default exists, then the Borrower shall promptly determine the reason for such return and, if credit is to be given to such Account Debtor for such return, shall issue a credit memorandum to the Account Debtor in the appropriate amount. All returned Inventory shall remain subject to the Security Interest. Whenever any Inventory is returned, the related Account shall be deemed ineligible to extent of the amount owing by the Account Debtor with respect to such returned Inventory (unless the Account Debtor fails to pay such Account (other than the portion thereof relating to the returned Inventory) when due and payable as provided in the original invoice therefor in which case the entire Account shall be deemed ineligible) and Availability shall be adjusted accordingly.

     6.10 Collection of Accounts; Payments. (a) The Borrower will, at its own cost and expense, cause all payments received by the Borrower on account of Receivables, inventory and other collateral and all other payments received by any of the Borrower's stores, whether in the form of cash, checks, notes, drafts, bills of exchange, money orders or otherwise (referred to herein as "Payments"), (i) to be deposited not less often than weekly in one or more bank accounts maintained by the Borrower and acceptable to the Lender and (ii) to be transferred on each business day from the accounts referred to in clause
(i) to one or more concentration accounts designated by the Lender with a bank acceptable to the Lender. Each bank requested by the Lender at which an account referred to in clause (i) of the first sentence of this Section 6.10(a) is maintained and each bank at which a concentration account referred to in clause (ii) of such sentence shall execute and deliver to the Lender such agreements, in form and substance satisfactory to the Lender, as the Lender shall request with respect to such accounts, including, without limitation, with respect to prohibitions on the Borrower, upon notice from the Lender to the bank, withdrawing funds from such accounts or otherwise directing or modifying actions with respect to such accounts. The Lender may, at any time during the continuance of an Event of Default, notify obligors that the Accounts have been assigned to the Lender and of the Security Interest therein, and may collect them directly and charge the collection costs and expenses to a Loan Account. The Borrower, at the Lender's request, shall execute and deliver to the Lender such documents as the Lender shall require to grant the Lender access to any post office box in which collections of Accounts are received.

     (b) If sales of Inventory are made for cash, the Borrower shall immediately deposit them into a Payment Account (and until so deposited, such payment shall be received by the Borrower in trust for the Lender).

     (c) All payments received by the Lender on account of Accounts or as Proceeds of other Collateral will be the Lender's sole property and will be credited to a Loan Account upon receipt of immediately available funds by the Lender at its bank account in New York City.

     (d) In the event the Borrower repays all of the Obligations upon the termination of this Agreement, other than through the Lender's receipt of payments on account of Accounts or Proceeds of other Collateral, such payment will be credited to a Loan Account one (1) Business Day after receipt of good funds by the Lender at its bank account in New York City.

     6.11 Inventory; Perpetual Inventory. The Borrower represents and warrants to the Lender that all of the Inventory is and will be held for sale or lease, or to be furnished in connection with the rendition of services in the ordinary course of the Borrower's business, and is and will be fit for such purposes. The Borrower will keep the Inventory in good and marketable condition, at its own expense. The Borrower will not, without prior written notice to the Lender, acquire or accept any inventory on consignment or approval; provided, that no such notice is necessary so long as not greater than $1,000,000 at any one time in inventory is so acquired, accepted or held by the Borrower. After written notice to the Lender as required by the previous sentence, the Borrower may acquire or accept inventory on consignment or approval provided that the Borrower (i) at all times as such inventory is not located in the Borrower's stores, segregates such inventory from all other Inventory or (ii) if such inventory is located in the Borrower's stores, indicates on its records and reports (which shall promptly be provided to the Lender) that such inventory is owned by a Person other than the Borrower. The Borrower agrees that any Inventory produced by the Borrower will be produced in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations, and orders thereunder. The Borrower will conduct a physical count of the Inventory at least once per Fiscal Year, and after and during the continuation of an Event of Default, at such other times as the Lender requests, and shall promptly, when available, supply the Lender with a copy of the results of such count accompanied by a report of the value of such Inventory (valued in accordance with GAAP at the lower of average cost, determined in accordance with the Borrower's accounting practices, or market value). The Borrower will maintain a perpetual inventory reporting system at all times. The Borrower will not, without the Lender's written consent, sell any Inventory on a guaranteed sale, sale on approval, consignment, or other repurchase or return basis (other than on the Borrower's historical customer return policy as in effect on the date hereof) if the aggregate amount of all such transactions in any Fiscal Year, including the contemplated transaction, would exceed $2,500,000, provided, that in any event all such transactions shall be done in the ordinary course of business of the Borrower. The Borrower will not, without the Lender's written consent, sell any Inventory on a bill-and-hold basis if the aggregate amount of all such bill-and-hold transactions, at any one time shall exceed $1,000,000, provided that in any event all such transactions shall be done in the ordinary course of business of the Borrower.

     6.12 Equipment. The Borrower represents and warrants to the Lender that all of the Equipment is and will be used or held for use in the Borrower's business. The Borrower shall keep and maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted) and shall make all necessary replacements thereof. If the Borrower shall be required to grant the Lender a Lien in Equipment as provided in Section 11.2(e), the Borrower shall not permit any Equipment to become a fixture to real property or an accession to other personal property, unless the Lender has a valid, perfected, and first (subject to Permitted Liens) priority Security Interest in such Equipment. If the Borrower shall be required to grant the Lender a Lien in Equipment as provided in Section 11.2(e), the Borrower will not, without the Lender's prior written consent, alter or remove any identifying symbol or number on the Equipment. The Borrower shall not, without the Lender's prior written consent, sell, lease as a lessor, or otherwise dispose of any of the Equipment; provided, however, so long as no Event of Default has occurred and is continuing, the Borrower may dispose of obsolete or unusable Equipment or other Equipment no longer necessary for the proper conduct of the Borrower's business, in each instance, in the ordinary course of its business without the Lender's consent. All Equipment shall be free and clear of all liens, claims and encumbrances, except for Permitted Liens.

     6.13 Documents, Instruments, and Chattel Paper. The Borrower represents and warrants to the Lender that: (a) all documents, instruments, and chattel paper describing, evidencing, or constituting Collateral, and all signatures and endorsements thereon, are and will be complete, valid, and genuine and (b) all goods evidenced by such documents, instruments, and chattel paper are and will be owned by the Borrower free and clear of all Liens other than Permitted Liens.

     6.14 Right to Cure. The Lender may in its sole discretion pay any amount or do any act required of the Borrower hereunder or under any other Loan Document in order to preserve, protect, maintain or enforce the Obligations, the Collateral or the Security Interest, and which the Borrower fails to pay or do, including, without limitation, payment of any judgment against the Borrower, any insurance premium, any warehouse charge, processing charge, any landlord's claim, and any other Lien upon the Collateral. All payments that the Lender makes under this Section and all out-of-pocket costs and expenses that the Lender pays or incurs in connection with any action taken by it hereunder shall be charged to a Loan Account. Any payment made or other action taken by the Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

     6.15 Power of Attorney. (a) The Borrower hereby appoints the Lender and the Lender's designees as the Borrower's attorney, with power:

            (i) during the continuance of an Event or an Event of Default to endorse the Borrower's name on any checks, notes, acceptances, money orders, or other forms of payment or security that come into the Lender's possession;

            (ii) to sign the Borrower's name on financing statements with respect to Collateral and other public records;

            (iii) to sign the Borrower's name on any invoice, bill of lading, or other document of title relating to any Collateral, on drafts against customers, on assignments of Accounts, on notices of assignment and on verification of Accounts and on notices to Account Debtors;

            (iv) to notify the post office authorities, upon the acceleration of any of the Obligations, to change the address for delivery of the Borrower's mail to an address designated by the Lender and to receive, open and dispose of all mail addressed to the Borrower;

            (v) to send requests for verification of Accounts to Account Debtors; and

            (vi) during the continuance of an Event or an Event of Default to do all things necessary to carry out this Agreement.

     (b) The Borrower hereby ratifies and approves all acts of such attorney taken in accordance with this Agreement. Neither the Lender nor the attorney will be liable for any acts or omissions or for any error of judgment or mistake of fact or law, except the Lender's own willful misconduct or bad faith.

     (c) This power, being coupled with an interest, is irrevocable until this Agreement has been terminated and the Obligations have been fully satisfied.

     6.16 Lender's Rights, Duties, and Liabilities. The Borrower assumes all responsibility and liability arising from or relating to the use, sale, or other disposition of the Collateral. Neither the Lender nor any of its officers, directors, employees, and agents shall be liable or responsible in any way for the safekeeping of any of the Collateral, or for any act or failure to act with respect to the Collateral, or for any loss or damage thereto, or for any diminution in the value thereof, or for any act of default by any warehouseman, carrier, forwarding agency or other person whomsoever, all of which shall be at the Borrower's sole risk. Notwithstanding the foregoing, the Lender agrees to use reasonable care in the custody and preservation of Collateral in its possession. The Obligations shall not be affected by any failure of the Lender to take any steps to perfect the Security Interest or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release the Borrower from any of the Obligations. The Lender may (but shall not be required to), without notice to or consent from the Borrower, sue upon or otherwise collect, extend the time for payment of, modify or amend the terms of, compromise or settle for cash or credit, grant other indulgences, extensions, renewals, compositions, or releases, and take or omit to take any other action with respect to the Collateral, any security therefor, any agreement relating thereto, any insurance applicable thereto, or any Person liable directly or indirectly in connection with any of the foregoing, without discharging or otherwise affecting the liability of the Borrower for the Obligations.

     7.  BOOKS AND RECORDS; FINANCIAL INFORMATION; NOTICES.

     7.1 Books and Records. The Borrower shall maintain, at all times, correct and complete books, records and accounts in which complete, correct and timely entries are made of its transactions in accordance with GAAP. The Borrower shall, by means of appropriate entries, reflect in such accounts and in all Financial Statements proper liabilities and reserves for all taxes and proper provision for depreciation and amortization of Property and bad debts, all in accordance with GAAP. The Borrower shall maintain at all times books and records pertaining to the Collateral in such detail, form, and scope as the Lender shall reasonably require, including without limitation records of:
(a) all payments received and all credits and extensions granted with respect to the Accounts; (b) the return, repossession, stoppage in transit, loss, damage, or destruction of any Inventory; and (c) all other dealings affecting the Collateral.

     7.2 Financial Information. The Borrower shall promptly furnish to the Lender all such financial information as the Lender shall reasonably request. The Borrower hereby authorizes the Lender to meet with and/or contact the Borrower's auditors and accountants regarding the financial condition of the Borrower and its Subsidiaries. The Borrower will authorize its accountants and auditors to cooperate with the Lender. Without limiting the foregoing, the Borrower will furnish to the Lender, in such detail as the Lender shall request, the following:

     (a) As soon as available, but in any event not later than 90 days after the close of each Fiscal Year, (i) consolidated and consolidating audited balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and (ii) consolidated and consolidating audited statements of income and expense, retained earnings and cash flow for the Borrower and its Subsidiaries for such Fiscal Year, and the accompanying notes thereto, setting forth in each case in comparative form figures for the previous Fiscal Year, all in reasonable detail, fairly presenting the financial position and the results of operations of the Borrower and its Subsidiaries as at the date thereof and for the Fiscal Year then ended, and prepared in accordance with GAAP. Such statements shall be examined in accordance with generally accepted auditing standards by and accompanied by a report thereon unqualified as to scope of independent certified public accountants selected by the Borrower and reasonably satisfactory to the Lender.

     (b) As soon as available, but in any event not later than 45 days after the close of each fiscal quarter of the Borrower other than the fourth quarter of a Fiscal Year, (i) consolidated and consolidating unaudited balance sheets of the Borrower and its Subsidiaries as at the end of such quarter and (ii) consolidated and consolidating unaudited statements of income and expense and cash flow for the Borrower and its Subsidiaries for such quarter and for the period from the beginning of the Fiscal Year to the end of such quarter, together with the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and results of operation of the Borrower and its Subsidiaries as at the date thereof and for such periods, and prepared in accordance with GAAP consistent with the audited Financial Statements required pursuant to Section 7.2(a). The Borrower shall certify, by a certificate signed by its chief financial officer, that all such statements have been prepared in accordance with GAAP and present fairly, subject to normal year-end adjustments, the Borrower's financial position as at the dates thereof and its results of operations for the periods then ended.

     (c) As soon as available, but in any event not later than (x) 30 days after the end of each fiscal month of the Borrower (other than the last fiscal month of each fiscal quarter of the Borrower), and (y) 45 days after the end of the last fiscal month of each fiscal quarter of the Borrower, (i) consolidated and consolidating unaudited balance sheets of the Borrower and its Subsidiaries as at the end of such month and (ii) consolidated and consolidating unaudited statements of income and expense and cash flow for the Borrower and its Subsidiaries for such month and for the period from the beginning of the Fiscal Year to the end of such month, in each instance setting forth next to such monthly figures and year to end of month figures, the budgeted figures for such periods and the actual figures for the corresponding periods of the previous Fiscal Year, respectively, all in reasonable detail, fairly presenting the financial position and results of operation of the Borrower and its Subsidiaries as at the date thereof and for such periods. The Borrower shall certify, by a certificate signed by its chief financial officer, that all such statements present fairly, subject to normal year-end adjustments, the Borrower's financial position as at the dates thereof and its results of operations for the periods then ended.

     (d)  With each of the audited Financial Statements delivered pursuant to
Section 7.2(a), a certificate of the independent certified public accountants that examined such statements to the effect that they have reviewed and are familiar with the Loan Documents and that, in the course of examining such Financial Statements, they did not become aware of any fact or condition which then constituted an Event or Event of Default, except for those, if any, described in reasonable detail in such certificate.

     (e) With each of the annual audited and quarterly unaudited Financial Statements delivered pursuant to Sections 7.2(a) and 7.2(b), a certificate of the chief financial officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish that the Borrower was in compliance with its covenants set forth in Sections 9.18 through 9.22 during the period covered in such Financial Statements; (ii) stating that, except as explained in reasonable detail in such certificate, (A) all of the representations, warranties and covenants of the Borrower contained in this Agreement and the other Loan Documents are correct and complete in all material respects as at the date of such certificate, and (B) no Event of Default then exists or existed during the period covered by such Financial Statements, (iii) describing and analyzing in reasonable detail all material trends, changes and developments in each and all Financial Statements and (iv) explaining the variances of the figures in such Financial Statements from those figures in the corresponding budgets and prior Fiscal Year financial statements. If such certificate discloses that a representation or warranty is not correct or complete, or that a covenant has not been complied with, or that an Event of Default existed or exists, such certificate shall set forth what action the Borrowers have taken or proposes to take with respect thereto.

     (f) No less than 30 days prior to the beginning of each Fiscal Year, annual forecasts (to include forecasted consolidated and consolidating balance sheets, statements of income and expenses and statements of cash flow) for the Borrower and its Subsidiaries as at the end of and for each month of such Fiscal Year.

     (g) As soon as available, but in any event not later than 15 days after the Borrower's receipt thereof, a copy of all management reports and management letters prepared for the Borrower by Ernst & Young or any other independent certified public accountants of the Borrower.

     (h) Promptly upon their becoming available, copies of each proxy statement, financial statement, and report which the Borrower sends to its stockholders.

     (i) Promptly after filing with the PBGC and the IRS a copy of each annual report or other filing filed with respect to each Plan of the Borrower or any Related Company.

     (j) Promptly upon the filing thereof, copies of all reports, if any, to or other documents filed by the Borrower or any of its Subsidiaries with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, and all reports, notices or statements sent or received by the Borrower or any of its Subsidiaries to or from the holders of any equity interests of the Borrower (other than routine non-material correspondence sent by shareholders of the Borrower to the Borrower) or any such Subsidiary or of any Debt for borrowed money of the Borrower or any of its Subsidiaries registered under the Securities Act of 1933 or to or from the trustee under any indenture under which the same is issued.

     (k) Such additional information as the Lender may from time to time reasonably request regarding the financial and business affairs of the Borrower or any Subsidiary of the Borrower.

     7.3 Notices to Lender. The Borrower shall notify the Lender in writing of the following matters at the following times:

     (a) Immediately after becoming aware of the existence of any Event or Event of Default.

     (b) Within two Business Days of becoming aware that the holder of any Debt in excess of $1,000,000 owing by the Borrower or any Subsidiary of the Borrower has given notice or taken any action with respect to a claimed default or of becoming aware of the existence of a default or an event of default under or with respect to any such Debt.

     (c) Within two Business Days after becoming aware of any material adverse change in the Borrower's Property, business, operations, prospects or condition (financial or otherwise).

     (d) Within two Business Days of becoming aware of any pending or threatened action, proceeding, or counterclaim by any Person, or any pending or threatened investigation by a Public Authority, which in either case may materially and adversely affect the Collateral, the repayment of the Obligations, the Lender's rights under the Loan Documents, or the Borrower's Property, business, operations, prospects or condition (financial or otherwise).

     (e) Within two Business Days after becoming aware of any pending or threatened strike, work stoppage, unfair labor practice claim, or other labor dispute affecting the Borrower or any of its Subsidiaries in a manner which could reasonably be expected to have a material adverse affect on the Borrower's or any of its Subsidiaries' Property, business, operations, prospects or condition (financial or otherwise).

     (f) Within two Business Days after becoming aware of any violation of any law, statute, regulation, or ordinance of a Public Authority applicable to the Borrower, which may materially and adversely affect the Collateral, the repayment of the Obligations, the Lender's rights under the Loan Documents, or the Borrower's Property, business, operations, prospects or condition (financial or otherwise).

     (g) Within two Business Days after becoming aware of any material violation by the Borrower of Environmental Laws or that its compliance is being investigated.

     (h) Immediately after becoming aware of any Termination Event with respect to a Plan, or any other Reportable Event with respect to a Plan, accompanied by any materials required to be filed with the PBGC with respect thereto; immediately upon the establishment of any Plan not existing at the date hereof or the commencement of contributions by the Borrower to any Plan to which the Borrower was not contributing at the date hereof; immediately upon becoming aware that an application is to be or has been made to the Secretary of the Treasury for a waiver of the minimum funding standard under the provisions of Section 412 of the Internal Revenue Code, together with a copy of such application; and immediately upon becoming aware of any other event or condition regarding a Plan or the Borrower's or a Related Company's compliance with ERISA which may materially and adversely affect the Borrower's Property, business, operations, prospects or condition (financial or otherwise).

     (i)  Thirty (30) days prior to the Borrower changing its name.

     Each notice given under this Section shall describe the subject matter thereof in reasonable detail and shall set forth the action that the Borrower has taken or proposes to take with respect thereto.

     8.  GENERAL WARRANTIES AND REPRESENTATIONS.

     The Borrower continuously warrants and represents to the Lender, at all times during the term of this Agreement (other than a representation or warranty which is stated to be made as of a specific date which shall be deemed repeated as of such date) and until all Obligations have been satisfied, that, except as hereafter disclosed to and accepted by the Lender in writing:

     8.1 Authorization, Validity, and Enforceability of this Agreement and the Loan Documents. The Borrower has the corporate power and authority to execute, deliver and perform this Agreement and the other Loan Documents, to incur the Obligations, and to grant the Security Interest. The Borrower has taken all necessary corporate action (including, without limitation, obtaining approval of its stockholders if necessary) to authorize its execution, delivery, and performance of this Agreement and the other Loan Documents. No consent, approval, or authorization of, or filing with, any Public Authority, and no consent of any other Person, is required in connection with the Borrower's execution, delivery, and performance of this Agreement and the other Loan Documents, except for those already duly obtained and in full force and effect. This Agreement and the other Loan Documents have been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms without defense, setoff, or counterclaim except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity. The Borrower's execution, delivery, and performance of this Agreement and the other Loan Documents do not and will not conflict with, or constitute a violation or breach of, or constitute a default under, or result in the creation or imposition of any Lien upon the Property of the Borrower or any of its Subsidiaries (except as contemplated by this Agreement and the other Loan Documents) by reason of the terms of (a) any mortgage, lease, agreement or instrument to which the Borrower or any of its Subsidiaries is a party or which is binding upon it, (b) any judgment, law, statute, rule or governmental regulation applicable to the Borrower or any of its Subsidiaries, or (c) the Certificate or Articles of Incorporation or By Laws or other charter documents of the Borrower or any of its Subsidiaries.

     8.2 Validity and Priority of Security Interest. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in the Lender's favor and when all proper filings, recordings, and other actions necessary to perfect such Liens have been made or taken such Liens will constitute perfected and continuing Liens on all the Collateral, having priority over all other Liens on the Collateral, except for Permitted Liens, securing all the Obligations, and enforceable against the Borrower and all third parties.

     8.3 Organization and Qualification. The Borrower: (a) is duly incorporated and organized and validly existing in good standing under the laws of the state of its incorporation; (b) is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify or be in good standing could reasonably be expected to have a material adverse effect on the Borrower's Property, business, operations, prospects or condition (financial or otherwise); and (c) has all requisite power and authority to conduct its business and to own its Property.

     8.4 Corporate Name; Prior Transactions. The Borrower, during the past five years, has not been known by or used any other corporate or fictitious name, or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its Property out of the ordinary course of business, except as otherwise set forth on
Schedule 8.4.

     8.5 Subsidiaries and Affiliates. Schedule 8.5 is a correct and complete list of the name and relationship to the Borrower of each and all of the Borrower's Subsidiaries and other Affiliates. Each Subsidiary (a) is duly incorporated and organized and validly existing in good standing under the laws of its jurisdiction of incorporation set forth on Schedule 8.5, (b) is qualified to do business as a foreign corporation and in good standing in the jurisdictions set forth opposite its name on Schedule 8.5, which are the only jurisdictions in which the failure to so qualify or be in good standing could reasonably be expected to have a material adverse effect on any such Subsidiaries' business, operations, prospects, Property or condition (financial or otherwise) and (c) has all requisite power and authority to conduct its business and own its Property.

     8.6 Financial Statements and Forecasts. (a) The Latest Forecasts when submitted to the Lender as required herein represent the Borrower's best estimate at that time of the Borrower's future financial performance for the periods set forth therein. The Latest Forecasts have been prepared on the basis of the assumptions set forth therein, which the Borrower believes are fair and reasonable in light of current and reasonably foreseeable business conditions at the time submitted to the Lender.

     (b) The Borrower has delivered to the Lender on or prior to the date hereof the audited balance sheet and related statements of income and expense, retained earnings, changes in financial position, changes in stockholders equity and cash flow for the Borrower and its Subsidiaries (and related footnotes), as of December 31, 1992 and for the Fiscal Year then ended, accompanied by the report thereon of Ernst & Young, the Borrower's independent certified public accountants. The Borrower has also delivered to the Lender the unaudited balance sheet and related statements of income and expense, retained earnings, changes in financial position, changes in stockholders equity and cash flow for the Borrower and its Subsidiaries, as of November 30, 1993 and for the eleven months then ended. Since the date of such unaudited financial statements, no material adverse change has occurred in the Collateral or in the Borrower's business, operations, prospects, condition (financial or otherwise), performance or properties, except as reflected in such financial statements. All such financial statements present fairly the Borrower's financial position as at the dates thereof and its results of operations for the periods then ended. The December 31, 1992 audited financial statements of the Borrower have been prepared in accordance with GAAP.

     8.7 Capitalization. The Borrower's authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share, of which 25,678,926 shares are validly issued and outstanding as of November 30, 1993, and all of which outstanding shares are fully paid and non-assessable.

     8.8 Solvency. The Borrower was and is Solvent prior to and after giving effect to the transactions contemplated by this Agreement and the making of the Revolving Loans and the issuance of the Letters of Credit. The Borrower possesses adequate assets for the conduct of its business.

     8.9 Title to Property. Except for Permitted Liens, and except for Property which the Borrower leases, the Borrower has good and marketable title in fee simple to its real property listed on Schedule 8.9 and good, indefeasible, and merchantable title to all of its other Property free of all Liens except Permitted Liens.

     8.10 Real Property; Leases. Schedule 8.10 hereto is a correct and complete list of all real property owned by the Borrower, all leases and subleases of real or personal property by the Borrower as lessee or sublessee (other than leases of personal property as to which the Borrower is lessee or sublessee for which the value of such personal property is less than $50,000 individually or $300,000 in the aggregate), and all leases and subleases of real or personal property by the Borrower as lessor or sublessor. Each of such leases and subleases is valid and enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity), and is in full force and effect and no default by any party to any such lease or sublease exists.

     8.11 Proprietary Rights. Schedule 8.11 hereto is a correct and complete list of all registered or material Proprietary Rights. None of the Proprietary Rights is subject to any licensing agreement or similar arrangement except as set forth on Schedule 8.11. None of the Proprietary Rights, to the best of the Borrower's knowledge, infringes on any other Person's Property. The Proprietary Rights described on Schedule 8.11 constitutes all of the Property of such type necessary to the current and anticipated future conduct of the Borrower's business.

     8.12 Trade Names and Terms of Sale. All trade names or styles under which the Borrower will sell Inventory or create Accounts, or to which instruments in Payment of Accounts may be made payable, are listed on Schedule
8.12. The customary terms of payment on which sales of Inventory on credit will be made are set forth on Schedule 8.12.

     8.13 Litigation. Except as set forth on Schedule 8.13, there is no pending or, to the best of the Borrower's knowledge, threatened suit, proceeding, or counterclaim by any Person, or investigation by any Public Authority, or any basis for any of the foregoing, which is reasonably likely to have a material adverse effect on the Collateral, the repayment of the Obligations, the Lender's rights under the Loan Documents, or the Borrower's Property, business, operations, prospects or condition (financial or otherwise).

     8.14 Restrictive Agreements. Except as set forth on Schedule 8.14, the Borrower is not a party to any agreement, or subject to any corporate restriction, which affects its ability to execute, deliver, and perform the Loan Documents and repay the Obligations or which materially and adversely affects the Borrower's Property, business, operations, prospects or condition (financial or otherwise).

     8.15 Labor Disputes. Except as set forth on Schedule 8.15: (a) there is no collective bargaining agreement or other labor contract covering employees of the Borrower or any of its Subsidiaries; (b) no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement; (c) to the best of the Borrower's knowledge, no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of the Borrower or any of its Subsidiaries; and (d) there is no pending or, to the best of the Borrower's knowledge, threatened strike, work stoppage, material unfair labor practice claims, or other material labor dispute against or affecting the Borrower or any of its Subsidiaries, or any of its employees.

     8.16 Environmental Laws. The Borrower has not generated, handled, used, stored, or disposed of any hazardous or toxic waste or substance, as defined pursuant to Environmental Laws, on or off its premises (whether or not owned by it) in violation of any Environmental Laws, and the Borrower has complied in all material respects with all Environmental Laws applicable to transfer, construction on, and operation of its Property and business. Except as disclosed in Schedule 8.16, the Borrower has no material contingent liability with respect to non-compliance with Environmental Laws or the generation, handling, use, storage, or disposal of hazardous or toxic wastes or substances. Except as disclosed in Schedule 8.16, the Borrower has not received any summons, complaint, order or similar notice that the Borrower is not in compliance with, or that any Public Authority is investigating its compliance with, Environmental Laws where the Borrower is reasonably expected to have a liability in excess of $500,000 or which is reasonably likely to materially and adversely affect the Collateral, the repayment of the Obligations, the Lender's rights under the Loan Documents or the Borrower's Property, business, operations, prospects or condition (financial or otherwise).

     8.17 No Violation of Law. The Borrower is not in violation of any law, statute, regulation, ordinance, judgment, order, or decree applicable to it which violation would in any respect materially and adversely affect the Collateral, the repayment of the Obligations, the Lender's rights under the Loan Documents, or the Borrower's Property, business, operations, prospects or condition (financial or otherwise).

     8.18 No Default. The Borrower is not in default with respect to any note, loan agreement, mortgage, lease, or other agreement to which the Borrower is a party or bound, which default would materially and adversely affect the Collateral, the repayment of the Obligations, the Lender's rights under the Loan Documents, or the Borrower's Property, business, operations, prospects or condition (financial or otherwise).

     8.19 ERISA. Neither the Borrower nor any Related Company maintains or contributes to any Plan other than those listed on Schedule 8.19. The Borrower has given to the Lender (i) a summary plan description or copy of the Plan document of each Plan in existence as of the date of this Agreement and
(ii) a list designating each multiemployer Plan to which the Borrower or any Related Company is obligated to make an annual contribution and a copy of the collective bargaining agreement pursuant to which such contribution is required to be made. The Borrower has made available to the Lender copies of all Plans which are in existence as of the date of this Agreement. No Plan has incurred any "accumulated funding deficiency", as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, nor has any Reportable Event occurred with respect to any Plan. Each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code. Neither the Borrower nor any Related

Company has incurred any liability to the PBGC other than the payment of premiums, and there are no premiums payments which have become due which are unpaid. Neither the Borrower nor any of its Subsidiaries has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan. Neither the Borrower nor any Related Company nor any fiduciary of or any trustee to any Plan has engaged in a nonexempt "prohibited transaction" described in Section 406 of ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA. There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Borrower, which could reasonably be expected to be asserted against any Plan, or the assets of any such Plan. No Plan has been terminated by the plan administrator thereof or by the PBGC. With respect to each Plan that is subject to the provisions of Title I, Subtitle B, Part 3 of ERISA, the funding method used in connection with such Plan is acceptable under ERISA, and the actuarial assumptions and methods used in connection with funding such Plan satisfies the requirements of Section 302 of ERISA. As of October 31, 1993, the assets of all such Plans (other than multiemployer Plans) in the aggregate were approximately $48,500,000 and, as of December 31, 1993, the "accumulated benefit obligations" of all such Plans (determined in accordance with the same actuarial assumptions and methods as those used by the Plans' actuary in its valuation of such Plans as of October 31, 1993, except that the interest rate used for this purpose was 8%) in the aggregate were approximately $56,000,000, and thereafter such shortfall (determined using the same assumptions and interest rate) will not and has not increased to an amount that is reasonably likely to have a material adverse effect on the Borrower's Property, business, operations or condition (financial or otherwise). The Borrower is currently contributing (and will continue to contribute) to each Plan in accordance with the requirements of ERISA and the Code. Neither the Borrower nor any Related Company has suffered a complete or partial withdrawal from a Multiemployer Plan.

     8.20 Taxes. The Borrower has filed all tax returns and other reports which it was required by law to file on or prior to the date hereof and has paid all taxes, assessments, fees, and other governmental charges, and penalties and interest, if any, against it or its Property, income, or franchise, that are due and payable (except to the extent that (i) any such taxes, assessments, fees, and other governmental charges, and penalties and interests are diligently contested in good faith by appropriate proceedings and proper reserves are established on the books of the Borrower as provided in GAAP and (ii) a stay of enforcement of any Liens arising from the nonpayment thereof when due is in effect).

     8.21 Use of Proceeds. None of the transactions contemplated in this Agreement (including, without limitation, the use of certain proceeds from the Loans) will violate or result in the violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System ("Federal Reserve Board"), 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase any "margin stock" within the meaning of said Regulation G (other than treasury shares of its own capital stock). None of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry (or refinance any borrowing, the proceeds of which were used to purchase or carry) any "margin stock" within the meaning of said Regulation G.

     8.22 Private Offerings. The Borrower has not, directly or indirectly, offered the Revolving Loans for sale to, or solicited offers to buy part thereof from, or otherwise approached or negotiated with respect thereto with, any prospective purchaser other than the Lender. The Borrower hereby agrees that neither it nor anyone acting on its behalf has offered or will offer the Revolving Loans or any part thereof or any similar securities for issue or sale to or solicit any offer to acquire any of the same from anyone so as to bring the issuance thereof within the provisions of Section 5 of the Securities Act of 1933, as amended.

     8.23 Broker's Fees. The Borrower represents that it has not made any commitment or taken any action which will result in a claim for any finders' or similar fees or commitments in respect to the transaction described in this Agreement. The Borrower agrees to defend the Lender and save it harmless from all claims of any Person for any such fees and this indemnity shall include reasonable attorneys' fees and legal expenses. This indemnity shall survive the repayment of the Obligations and the termination of this Agreement.

     8.24 No Material Adverse Change. No material adverse change has occurred in the Property, business, operations, prospects or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, since the date of the Financial Statements delivered to the Lender, except as reflected in the financial statements of the Borrower as of and for the period ending September 30, 1993 heretofore delivered to the Lender.

     8.25 Disclosure. Neither this Agreement nor any document or statement furnished to the Lender by or on behalf of the Borrower hereunder contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

     8.26 Material Agreements. Schedule 8.26 hereto sets forth all agreements and contracts (other than purchase orders, true leases, stock option plans, computer hardware and software license agreements and employment agreements) to which the Borrower or any of its Subsidiaries is a party or is bound as of the date hereof which involve obligations in excess of $300,000.

     9.     AFFIRMATIVE AND NEGATIVE COVENANTS.

     The Borrower covenants that, so long as any of the Obligations remain outstanding or this Agreement is in effect:

     9.1 Taxes and Other Obligations. The Borrower shall, and shall cause each of its Subsidiaries to: (a) file when due all tax returns and other reports which it is required to file, pay when due all taxes, fees, assessments and other governmental charges against it or upon its Property, income and franchises, make all required withholding and other tax deposits, and establish adequate reserves for the payment of all such items, and shall provide to the Lender, upon request, satisfactory evidence of its timely compliance with the foregoing; and (b) pay when due all Debt owed by it and perform and discharge in a timely manner all other obligations undertaken by it; provided, however, that, so long as the Borrower has notified the Lender in writing, the Borrower or its Subsidiary, as the case may be, need not pay any tax, fee, assessment, governmental charge, or Debt, or perform or discharge any other obligation, that (i) it is contesting in good faith by appropriate proceedings diligently pursued, (ii) the Borrower or its Subsidiary, as the case may be, has established proper reserves for as provided in GAAP and (iii) a stay of enforcement is in effect with respect to any Lien arising or securing the non-payment thereof.

     9.2 Corporate Existence and Good Standing. The Borrower shall, and shall cause each of its Subsidiaries to, maintain its corporate existence.
The Borrower shall, and shall cause each of its Subsidiaries to, maintain its qualification and good standing in all jurisdictions in which the failure to maintain such qualification or good standing could reasonably be expected to have a material adverse effect on the Borrower's or such Subsidiary's Property, business, operations, prospects or condition (financial or otherwise), and shall, and shall cause each of its Subsidiaries to, obtain and maintain all licenses, permits, franchises and governmental authorizations the failure of which to obtain or maintain could reasonably be expected to have a material adverse effect on the Borrower's or such Subsidiary's Property, business, operations, prospects or condition (financial or otherwise).

     9.3 Maintenance of Property and Insurance. (a) The Borrower shall, and shall cause each of its Subsidiaries to, maintain all of its Property necessary in its business in good operating condition and repair, ordinary wear and tear excepted; and (b) in addition to the insurance required by
Section 6.7, the Borrower shall, and shall cause each of its Subsidiaries to, maintain with financially sound and reputable insurers that have received a rating of A VII or better by A.M. Best & Co. (or similar rating by another nationally recognized rating service) such other insurance with respect to its Property and business against casualties and contingencies of such types (including, without limitation, business interruption, environmental liability, public liability, product liability, and larceny, embezzlement or other criminal misappropriation) and in such amounts as is customary for Persons of established reputation engaged in the same or a similar business and similarly situated, naming the Lender, at its request, as additional insured under each such policy.

     9.4 Environmental Laws. Except for any violation of Environmental Laws disclosed on Schedule 8.16, the Borrower shall, and shall cause each of its Subsidiaries to, conduct its business in material compliance with all Environmental Laws applicable to it, including, without limitation, those relating to the Borrower's or such Subsidiary's generation, handling, use, storage, and disposal of hazardous and toxic wastes and substances. The Borrower shall, and shall cause each of its Subsidiaries to, take prompt and appropriate action to respond to any non-compliance with Environmental Laws and shall regularly report to the Lender on such response. Without limiting the generality of the foregoing, whenever there is potential non-compliance with any Environmental Law with respect to Real Property on which the Borrower granted the Lender a Lien pursuant to Section 11.2(e), the Borrower shall, at the Lender's request and the Borrower's expense: (a) cause an independent environmental engineer acceptable to the Lender to conduct such tests of the site on such Real Property where the Borrower's or such Subsidiary's non-compliance or alleged non-compliance with Environmental Laws has occurred and prepare and deliver to the Lender a report setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof; and (b) provide to the Lender a supplemental report of such engineer whenever the scope of the environmental problems, or the Borrower's or the Subsidiary's response thereof or the estimated costs thereof, shall materially change.

     9.5 Mergers, Consolidations, Acquisitions, or Sales. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any transaction of merger, reorganization, or consolidation, or transfer, sell, assign, lease, or otherwise dispose of all or any part of its Property, or wind up, liquidate or dissolve, or agree to do any of the foregoing, except
(i) sales of inventory in the ordinary course of business; (ii) sales of those stores listed on Schedule 9.5 to non-Affiliates of the Borrower; (iii) sales of stores other than those listed on Schedule 9.5 in the ordinary course of business of the Borrower to non-Affiliates of the Borrower, provided, that the gross sales of all such stores in the Fiscal Year just ended does not exceed 15% of the total gross sales of the Borrower for such prior Fiscal Year; (iv) the merger of a Subsidiary of the Borrower into the Borrower, provided, that, immediately after giving effect to the merger, the net worth of the Borrower is not less than the net worth of the Borrower immediately prior to the merger and (v) as permitted by Section 6.12.

     9.6 Distributions; Issuance of Shares; Etc. (a) The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly declare or make, or incur any liability to make, any Distribution, except Distributions to the Borrower by any of its Subsidiaries.

     (b) The Borrower shall not after the Closing Date authorize or issue any shares of its capital stock so as to result in a Change of Control.

     (c) The Borrower shall not after the Closing Date amend or modify its certificate of incorporation in a manner which might materially adversely affect the repayment of the Obligations or the Lender's rights under the Loan Documents without the prior written consent of the Lender provided that the Borrower may change its name upon thirty (30) days' prior written notice to the Lender.

     9.7 Transactions Affecting Collateral or Obligations; Landlord Waivers. (a) The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any transaction which materially and adversely affects the Collateral or the Borrower's ability to repay the Obligations.

     (b) Subject to the provisions of Section 6.2(b), if at any time any Collateral having an aggregate value in excess of $50,000 is located on any premises that are not owned by the Borrower or on mortgaged premises owned by the Borrower, the Borrower shall obtain and deliver to the Lender a written waiver, duly executed on behalf of the appropriate landlord or mortgagee and in form and substance satisfactory to the Lender, of all present and future statutory, common law or contractual Liens which the owner or lessor or any mortgagee of such premises may be entitled to assert against such Collateral.

If any such waiver is not obtained with respect to any premises, then the Lender shall, subject to Section 6.2(b), establish reserves against Availability with respect thereto as permitted under such defined term.

     9.8 Guarantees. The Borrower shall not, and shall not permit any of its Subsidiaries to, make, issue, or become liable on any Guaranty, except

     (a)    Guarantees in favor of the Lender;

     (b)    endorsements of instruments for deposit;

     (c) unsecured Guarantees by the Borrower of obligations of the Borrower's Subsidiaries existing on the date hereof and listed on Schedule 9.8
(c) hereto and other Guarantees by the Borrower of obligations of the Borrower's Subsidiaries not prohibited under Section 9.9 (other than clause
(e) thereof) incurred by such Subsidiaries in the ordinary course of their business; provided, that the aggregate liability of the Borrower under all Guarantees permitted under this clause (c) shall not exceed at any one time $4,000,000;

     (d) reimbursement obligations of the Borrower with respect to those letters of credit issued by The First National Bank of Boston existing on the date hereof described on Schedule 9.8(d) hereto; provided, that (i) the expiration date of any such letters of credit may not be extended, the undrawn amount of any such letters of credit may not be increased or reinstated and none of such letters of credit may otherwise be amended, (ii) any inventory the purchase of which is financed or assured by any such letter of credit shall not be Eligible Inventory until the reimbursement obligations with respect to all letters of credit on such Schedule 9.8(d) have been paid in full and all such letters of credit have expired or have otherwise terminated or been cancelled, and (iii) the Borrower shall cause all such letters of credit to be terminated or cancelled by October 31, 1994 to the extent that such letters of credit shall not expire by such date;

     (e) reimbursement obligations of the Borrower with respect to letters of credit issued for the account of the Borrower (other than Letters of Credit and letters of credit described in clause (d) above) to finance or assure the payment by the Borrower of the purchase price of inventory of the Borrower purchased by the Borrower in the ordinary course of the Borrower's business (which inventory shall in no event constitute Eligible Inventory until any Lien thereon in favor of the issuer of the relevant letter of credit is released); provided, that (i) the aggregate undrawn and unreimbursed amount of all such letters of credit shall not at any time exceed $2,500,000, (ii) the terms of all applications and other agreements with respect to such letters of credit shall be satisfactory to the Lender, (iii) the Borrower shall, not later than 2 days after the end of each week, deliver to the Lender a certificate, in form and substance satisfactory to the Lender, as to each such letter of credit and the inventory purchased therewith (including, without limitation, as to which inventory is purchased with such letters of credit, the undrawn amount of each such letter of credit outstanding as of the end of such week just ended and the amount of all payments made during such week just ended with respect to reimbursement obligations under any such letters of credit), (iv) so long as the issuer of any letter of credit under this clause

(e) shall have a Lien on inventory purchased with such letter of credit all inventory purchased with any such letter of credit shall be segregated from all other inventory of the Borrower, except at store locations to the extent impracticable and (v) not less than three (3) Business Days prior to the issuance of any such letter of credit, the Borrower shall have provided the Lender with written notice of the terms of such letter of credit; and

     (f) unsecured Guarantees by the Borrower of lease obligations and other customary contingent liabilities (not constituting Debt for borrowed money) incurred in connection with sales of the Borrower's stores permitted by
Section 9.5(ii) or (iii); provided, that such Guarantees do not exceed in the aggregate in connection with any such sale of a store 25% of the purchase price paid to the Borrower upon such sale and all obligations so guaranteed shall be obligations for which the Borrower was the primary obligor immediately prior to the relevant store sale.

     9.9 Debt. The Borrower shall not, and shall not permit any of its Subsidiaries to, incur or maintain any Debt, other than:

     (a)  the Obligations;

     (b) trade payables and other current liabilities (other than Debt for borrowed money or with respect to letters of credit) incurred in the ordinary course of business (subject, in the case of any such trade payables and other current liabilities owing by the Borrower to Affiliates of the Borrower, to
Section 9.11);

     (c) Debt incurred to finance the purchase of Equipment constituting Capital Expenditures permitted by Section 9.18, so long as the principal amount of Debt incurred for any such purchase of Equipment does not exceed 100% of the cost of such Equipment;

     (d)  Permitted Rentals;

     (e)  Debt permitted under Section 9.8;

     (f) Debt existing on the Closing Date and listed on Schedule 9.9 hereto (but not any increase in the principal amount of any thereof), and any extension or refinancing thereof (other than of the Borrower's 14% debentures due January 1, 1996) (but not any increase in any of the principal amounts thereof); provided that in any event (A) the principal amount of such new Debt is not greater than that of the Debt being refinanced at the time of such refinancing, (B) the terms and conditions of such new Debt, including each of the effective cash interest rate, the amortization schedule, the covenants and the events of default, governing such new Debt are no less favorable to the Borrower or its Subsidiaries or to the Lender's interest under the Loan Documents than were the terms and conditions of the Debt being refinanced, (C) the maturity of the new Debt does not occur prior to the maturity of the Debt being refinanced and (D) to the extent the Debt being refinanced is subordinated to other Debt, the new Debt is likewise subordinated to such other Debt and the terms of subordination with respect to such new Debt are no less favorable to the beneficiaries of such other Debt than were the terms of subordination under the Debt being refinanced;

     (g) Debt owing to the Prior Lender in connection with the Prior Loan, so long as all such Debt is paid in full on the Closing Date and all commitments under the Prior Loan are terminated on the Closing Date;

     (h) Debt incurred by the Borrower with the prior written consent of the Lender and having terms satisfactory to the Lender, the proceeds of which Debt shall be used to repay or repurchase on or before scheduled maturity the Borrower's 14% debentures due January 1, 1996; and

     (i)    Debt described in the defined term "Permitted Liens".

     9.10 Prepayment. The Borrower shall not, and shall not permit any of its Subsidiaries to, voluntarily prepay any Debt, except (i) the Obligations in accordance with their terms and trade payables in order to obtain the benefits of discounts on such payables, (ii) the prepayment in full of the Prior Loan on the Closing Date, (iii) the repayment or repurchase before scheduled maturity of the Borrower's 14% debentures due January 1, 1996 as and in the manner contemplated by Section 9.9(h), (iv) Debt permitted to be incurred by the Borrower hereunder which is secured by Real Property on which is located one or more stores of the Borrower permitted to be sold hereunder, provided, that such Debt shall only be prepaid upon the sale of any such store and only to the extent required by the documents governing such Debt or the lender to whom such Debt is owed as a result of such sale and (v) so long as
(1) there shall exist no Event of Default either immediately before or after giving effect thereto, (2) for each day of the 60 day period immediately preceding such event Availability was not less than $10,000,000 and (3) on the date of such event Availability (less the aggregate amount of all payables owing by the Borrower which are more than thirty (30) days overdue on such date) shall not be less than $10,000,000, the repayment or repurchase before scheduled maturity of the Borrower's 14% debentures due January 1, 1996 with proceeds from sales permitted under Sections 9.5 (ii) and (iii) and the voluntary prepayment of unsubordinated Debt (other than the aforementioned debentures), including, without limitation, Capital Leases.

     9.11    Transactions with Affiliates.  Except as set forth on Schedule
9.11 hereto, the Borrower shall not, and shall not permit any of its Subsidiaries to, sell, transfer, distribute, or pay any money or Property to any Affiliate, or lend or advance money or Property to any Affiliate, or invest in (by capital contribution or otherwise) or purchase or repurchase any stock or indebtedness, or any Property, of any Affiliate, or become liable on any Guaranty of the indebtedness, dividends, or other obligations of any Affiliate, or otherwise become indebted to any Affiliate, other than upon terms (including, without limitation, pricing) no less favorable to it than it would be able to obtain in a comparable arm's length transaction with a third party who is not an Affiliate.

     9.12  [Intentionally Omitted].

     9.13 Business Conducted. The Borrower shall not, and shall not permit any of its Subsidiaries to, engage, directly or indirectly, in any line of business other than the businesses in which they are engaged on the date hereof.

     9.14 Liens. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume, or permit to exist any Lien on any Property now owned or hereafter acquired by any of them, except Permitted Liens.

     9.15 Sale and Leaseback Transactions. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into any arrangement with any Person providing for the Borrower or a Subsidiary to lease or rent Property that the Borrower or Subsidiary has or will sell or otherwise transfer to such Person, other than with respect to stores acquired by the Borrower after the date hereof permitted to be sold under Sections 9.5(ii) or (iii) and other sale and leaseback arrangements reasonably satisfactory to the Lender.

     9.16 New Subsidiaries. The Borrower shall not, directly or indirectly, organize or acquire any Subsidiary other than those listed on Schedule 8.5.

     9.17 Restricted Investments. The Borrower shall not, and shall not permit any of its Subsidiaries to, make any Restricted Investment.

     9.18 Capital Expenditures. The Borrower shall not, and shall not permit any of its Subsidiaries to, make or incur any Capital Expenditure (other than the relocation, leasing and improvement of a new corporate headquarters for the Borrower to replace the current corporate headquarters of the Borrower at 200 Union Street, Braintree, Massachusetts) during any of the periods set forth below if, after giving effect thereto, the aggregate amount of all Capital Expenditures (other than the relocation, leasing and improvement of a new corporate headquarters for the Borrower to replace the current corporate headquarters of the Borrower at 200 Union Street, Braintree, Massachusetts) by the Borrower and its Subsidiaries during any such period would exceed the amount set forth opposite such period:

            Period                            Amount
     1994 Fiscal Year                       $8,800,000

     1995 Fiscal Year                        13,900,000

     1996 Fiscal Year and                    11,600,000
     each Fiscal Year thereafter

     The Lender agrees that if the actual Capital Expenditures made and incurred by the Borrower and its Subsidiaries in any of the periods set forth above (other than with respect to the new corporate headquarters of the Borrower as described above) shall be less than the amount set forth above in the above schedule for such period, then 50% of such difference may be expended by the Borrower and its Subsidiaries as Capital Expenditures (other than with respect to the new corporate headquarters of the Borrower as described above) in the immediately succeeding period set forth above (and only such period).

The Lender further agrees that on and after such time as the Net Cash Proceeds received by the Borrower with respect to sales permitted under Sections

9.5(ii) and (iii) which occur after the date hereof shall exceed an amount necessary to pay in full upon scheduled maturity the then outstanding principal amount of the Borrower's 14% debentures due January 1, 1996 the Capital Expenditure limitations set forth in the above schedule shall be increased in total by 50% of such excess. Any such increase resulting from such a sale (with respect to the first such sale which causes such excess, the portion of the Net Cash Proceeds thereof received by the Borrower causing such excess and with respect to all subsequent sales, 50% of the Net Cash Proceeds thereof) shall be added to the Capital Expenditure limitation for the period set forth above in which such sale occurred.

     The Borrower shall not make or incur (or permit any of its Subsidiaries to make or incur) any Capital Expenditures with respect to the relocation, leasing and improvement of a new corporate headquarters for the Borrower to replace the current corporate headquarters of the Borrower at 200 Union Street, Braintree, Massachusetts, in excess of $5,000,000.

     9.19 Operating Lease Obligations. The Borrower shall not enter into or suffer to exist, and shall not permit any of its Subsidiaries to enter into or suffer to exist, any lease of real or personal property as lessee or sublessee (other than Capital Leases), if, after giving effect thereto, the aggregate amount of Rentals (as hereinafter defined) payable by the Borrower and its Subsidiaries in any Fiscal Year in respect of such lease and all other such leases would exceed 3% of the gross revenues of the Borrower and its Subsidiaries for the immediately preceding Fiscal Year (such amount being referred to herein as "Permitted Rentals"). The term "Rentals" means all payments due from the lessee or sublessee under a lease, including, without limitation, basic rent, percentage rent, property taxes, utility or maintenance costs, and insurance premiums.

     9.20 Minimum Interest Coverage. The Borrower shall not permit the ratio (the "Interest Coverage Ratio") of (a) Adjusted Net Earnings from Operations for any period specified below plus interest expense of the Borrower and its Subsidiaries for such period and provision for income taxes of the Borrower and its Subsidiaries for such period plus depreciation and amortization expense of the Borrower and its Subsidiaries for such period to (b) interest expense of the Borrower and its Subsidiaries for such period to be less than the ratio set forth opposite any such period:

               Period                              Ratio
Second fiscal quarter of 1994 Fiscal Year          4.7/1

Third fiscal quarter of 1994 Fiscal Year           6.4/1

Fourth fiscal quarter of 1994 Fiscal Year          2.2/1

1994 Fiscal Year                                   2.5/1

1995 Fiscal Year                                   3.4/1

1996 Fiscal Year and each Fiscal Year              7.2/1
  thereafter

     Promptly upon the receipt by the Lender of the forecasts required to be delivered to the Lender under Section 7.2(f) for each of the Borrower's 1995 and 1996 Fiscal Years, respectively, the Borrower and the Lender agree to enter into and diligently pursue in good faith negotiations to amend this financial covenant so as to additionally test this covenant at the end of each fiscal quarter of the Borrower during the respective Fiscal Year for which the forecasts were just delivered.

     9.21 Adjusted Tangible Net Worth. The Borrower shall not permit Adjusted Tangible Net Worth to be less than the following amounts at any time during any of the following respective periods or on any of the following respective dates, as appropriate:

            Period or Date                                Amount
            First fiscal quarter of
              1994 Fiscal Year                            $78,500,000

            Second fiscal quarter of
              1994 Fiscal Year (other than
            last day of such quarter)                     78,000,000

            Last day of second fiscal
            quarter of 1994 Fiscal Year                   81,800,000

            Third fiscal quarter of 1994
              Fiscal Year (other than last
            day of such quarter)                          83,100,000

            Last day of third fiscal
            quarter of 1994 Fiscal Year                   88,200,000

            Fourth fiscal quarter of 1994
            Fiscal Year                                   87,100,000

            1995 Fiscal Year                              89,000,000

            1996 Fiscal Year and each
                 Fiscal Year thereafter                   92,000,000

     Promptly upon the receipt by the Lender of the forecasts required to be delivered to the Lender under Section 7.2(f) for each of the Borrower's 1995 and 1996 Fiscal Years, respectively, the Borrower and the Lender agree to enter into and diligently pursue in good faith negotiations to amend this financial covenant so as to additionally test this covenant at the end of each fiscal quarter of the Borrower during the respective Fiscal Year for which the forecasts were just delivered.

     9.22 Fixed Maturity Coverage. The Borrower shall not permit the ratio (the "Fixed Maturity Coverage Ratio") of (a) Adjusted Net Earnings from Operations for any period specified below plus interest expense of the Borrower and its Subsidiaries for such period and provision for income taxes of the Borrower and its Subsidiaries for such period plus depreciation and amortization expense of the Borrower and its Subsidiaries for such period to
(b) the sum of (i) scheduled principal payments which the Borrower was required to make on Debt for borrowed money during such period (other than on the Borrower's 14% debentures due and payable on January 1, 1996), plus (ii) interest expense of the Borrower and its Subsidiaries for such period plus
(iii) Capital Expenditures of the Borrower and its Subsidiaries during such period and, to the extent not included in clause (i) above, payments on Capital Leases made during such period to the extent permitted hereunder to be less than the ratio set forth opposite any such period:

            Period                       Ratio
     1994 Fiscal Year                    1.0/1

     1995 Fiscal Year                    1.0/1

     1996 Fiscal Year and each           1.3/1
       Fiscal Year thereafter

     9.23 Further Assurances. The Borrower shall execute and deliver, or cause to be executed and delivered, to the Lender such documents and agreements, and shall take or cause to be taken such actions, as the Lender may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents.

     10.    CLOSING; CONDITIONS TO CLOSING.

     The Lender will not be obligated to make any Loans or obtain any Letters of Credit unless the following conditions precedent have been satisfied as determined by the Lender on or prior to January 14, 1994 and the Closing Date shall have occurred on or prior to such date:

     10.1 Representations and Warranties; Covenants; Events. The Borrower's representations and warranties contained in this Agreement and the other Loan Documents shall be correct and complete as of the Closing Date; the Borrower shall have performed and complied with all covenants, agreements, and conditions contained herein and in the other Loan Documents which are required to have been performed or complied with on or before the Closing Date; and there shall exist no Event or Event of Default on the Closing Date.

     10.2 Delivery of Documents. The Borrower shall have delivered, or caused to be delivered, to the Lender this Agreement, the Letter of Credit Agreement, the Patent and Trademark Assignments, the Pledge Agreement and the other documents listed on Schedule 10.2 hereto and such other documents, instruments and agreements as the Lender shall request in connection herewith, duly executed by all parties thereto other than the Lender and, in each instance, in form and substance satisfactory to the Lender and its counsel.

     10.3 Financing Statements; Termination of Liens. (a) The Lender shall have received acknowledgment copies of proper financing statements, duly filed on or before the Closing Date under the UCC of all jurisdictions that the Lender may deem necessary or desirable in order to perfect the Lender's security interests in the Collateral.

     (b) The Lender shall have received duly executed UCC-3 Termination Statements from such parties who maintain liens (other than Permitted Liens) on the Property of the Borrower, and shall have received such other instruments, in form and substance satisfactory to the Lender, in each instance, as shall be necessary to terminate and satisfy all Liens on the Property of the Borrower and its Subsidiaries (except Permitted Liens).

     10.4  [Intentionally Omitted].

     10.5 Environmental Compliance. The Lender shall be satisfied that there does not exist on the Real Property or in connection with the operation thereof or of the Borrower's business any material violation of any Environmental Laws, except as set forth on Schedule 8.16.

     10.6 Release and Termination. The Borrower shall have received a complete and unconditional release and termination of the financing arrangements between the Borrower and the Prior Lender, satisfactory in form, scope and substance to the Lender, from the Prior Lender with respect to the Prior Loan.

     10.7 Fees. The Borrower shall have paid in full to the Lender all fees due hereunder to the Lender on or prior to the Closing Date.

     10.8 Required Approvals. The Lender shall have received certified copies of all consents or approvals of any Public Authority or other Person which the Lender determines is required in connection with the transactions contemplated by this Agreement.

     10.9 Financial Statements. The Borrower shall have delivered to the Lender the audited financial statements of the Borrower and its Subsidiaries as of December 31, 1992 and for the Fiscal Year then ended and the unaudited interim financial statements of the Borrower and its Subsidiaries as of November 30, 1993 and for the eleven months then ended, each as required under
Section 8.6(b), and each in form and substance satisfactory to the Lender.

     10.10 No Material Adverse Change. There shall have occurred no material adverse change in the business, operations, Property, profits, prospects or condition (financial or otherwise) of the Borrower or the Borrower and its Subsidiaries taken as a whole or in the Collateral since September 30, 1993 and the Lender shall have received a certificate of the Borrower's chief financial officer to such effect.

     10.11 Availability. Availability on the Closing Date, after giving effect to the consummation of the transactions contemplated hereby and all borrowings of Loans on the Closing Date and all issuances of Letters of Credit on the Closing Date, less the aggregate amount of all payables owing by the Borrower which are more than thirty (30) days overdue on the Closing Date, shall be no less than $6,000,000.

     10.12 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement, the Loan Documents and other documents, contemplated in connection herewith, shall be satisfactory in form, scope and substance to the Lender and its counsel.

     10.13 Opinions of Counsel. The Lender shall have received such opinions of counsel for the Borrower and its Subsidiaries as the Lender shall request, each such opinion to be in form, scope and substance satisfactory to the Lender.

     10.14 Evidence of Insurance. The Lender shall have received evidence, in form, scope and substance reasonably satisfactory to the Lender, of all insurance coverage as required pursuant to Sections 6.7 and 9.3.

     10.15 Absence of Litigation. Except as disclosed on Schedule 8.13, there shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that might reasonably be expected to have a material adverse effect upon the business, operations, Property, prospects or condition (financial or otherwise) of the Borrower or any of its Subsidiaries or upon the creditworthiness of the Borrower or that purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby and the Lender shall have received a certificate of the Borrower's chief financial officer to such effect.

     10.16 Collection Account. The Borrower shall have established blocked accounts or collection accounts at banks acceptable to the Lender and the Borrower for depositing its collections and/or proceeds of Collateral and the Lender shall have received agreements, in form and substance acceptable to the Lender, from such banks restricting the Borrower's access to funds deposited in such accounts upon notice to such banks from the Lender after an Event has occurred.

     10.17 Net Worth. The Lender shall have received evidence in form and substance satisfactory to the Lender that the Adjusted Tangible Net Worth of the Borrower shall be at least $79,000,000 immediately prior to the Closing Date and the Lender shall have received a certificate of the Borrower's chief financial officer to such effect.

     11.    DEFAULT; REMEDIES.

     11.1 Events of Default. It shall constitute an event of default ("Event of Default") if any one or more of the following shall occur for any reason:

     (a) any failure to make payment of principal, interest, fees or premium on any of the Obligations when due;

     (b) any representation or warranty made by the Borrower in this Agreement, any of the other Loan Documents, any Financial Statement, or any certificate furnished by the Borrower or any Subsidiary at any time to the Lender shall prove to be untrue in any material respect as of the date when made or furnished;

     (c) any default shall occur in the observance or performance of any of the covenants and agreements contained in this Agreement, any other Loan Documents, or any other agreement entered into at any time to which the Borrower or any Subsidiary and the Lender are party and such default shall continue for ten (10) days after such default first occurs or if any such agreement or document shall terminate (other than in accordance with its terms or the terms hereof or with the written consent of the Lender) or become void or unenforceable without the written consent of the Lender;

     (d) any default by the Borrower or any Subsidiary under any material agreement or instrument (other than an agreement or instrument evidencing the lending of money), which default continues for ten (10) days after such default first occurs; provided, however, that such grace period shall not apply, and an Event of Default shall exist promptly upon such default, if (i) parties other than the Lender commence to pursue remedies against the Borrower or such Subsidiary, or (ii) such default may not, in Lender's reasonable determination, be cured by the Borrower or such Subsidiary during such ten
(10) day grace period;

     (e) any default by the Borrower or any Subsidiary in any payment of principal of or interest on any indebtedness (other than the Obligations) for borrowed money of greater than $500,000 (including, without limitation, any guarantee thereof) beyond any period of grace provided with respect thereto or in the performance of any other agreement, term or condition contained in any agreement under which any such obligation is created if the effect of such default is to cause, or permit the holder or holders of such obligation to cause, such obligation to become due prior to its stated maturity, unless in each instance any such default is unconditionally waived in writing by the necessary party and such written waiver is in form and substance satisfactory to the Lender;

     (f) the Borrower or any Subsidiary shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by the Borrower or any Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property; or the Borrower or any Subsidiary shall take any corporate action to authorize any of the actions set forth above in this Section 11.1(f);

     (g) an involuntary petition shall be filed or an action or proceeding otherwise commenced against the Borrower or any Subsidiary seeking reorganization, arrangement or readjustment of the Borrower's or any Subsidiary's debts or for any other relief under the Federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state, federal or foreign, now or hereafter existing and remain undismissed or unvacated for a period of sixty (60) days; provided that the Lender shall have no obligations to make any Revolving Loans or obtain Letters of Credit during such sixty (60) day grace period;

     (h) a receiver, assignee, liquidator, trustee or similar officer for the Borrower or any Subsidiary or for all or any material part of its Property shall be appointed involuntarily;

     (i) the Borrower or any Subsidiary of the Borrower having at least 5% of the assets or annual sales of the Borrower and its Subsidiaries on a consolidated basis shall file a certificate of dissolution under applicable state or foreign law or shall be liquidated, dissolved or wound-up or shall commence or have commenced against it any action or proceeding for dissolution, winding-up or liquidation, or shall take any corporate action in furtherance thereof;

     (j) all or any material part of the Property of the Borrower or any Subsidiary shall be nationalized, expropriated or condemned, seized or otherwise appropriated, or custody or control of such Property or of the Borrower or any Subsidiary shall be assumed by any Public Authority or any court of competent jurisdiction at the instance of any Public Authority, except where contested in good faith by proper proceedings diligently pursued where a stay of enforcement is in effect;

     (k) one or more final judgments for the payment of money aggregating in excess of $500,000 not fully covered by insurance (except customary deductibles) shall be rendered against the Borrower or any Subsidiary and the Borrower or such Subsidiary shall fail to discharge the same within twenty
(20) days from the date of notice of entry thereof or to appeal therefrom and a stay of execution shall not then be in effect pending determination of such appeal;

     (l) any loss, theft, damage or destruction of any item or items of Collateral or other Property of the Borrower or any Subsidiary occurs which:
(i) materially and adversely affects the operation of the Borrower's or any of its Subsidiaries' business; or (ii) is material in amount and is not adequately covered by insurance;

     (m) any event or condition shall occur or exist with respect to a Plan that could, in the Lender's reasonable judgment, subject the Borrower or any Subsidiary to any tax, penalty or other liabilities under ERISA or the Code in the aggregate material in relation to the business, operations, Property or financial or other condition of the Borrower and its Subsidiaries taken as a whole;

     (n) there occurs any material adverse change in the Property, business, operations, prospects or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole;

     (o)  a Change of Control occurs;

     (p) the Borrower or any Subsidiary shall generally not pay its debts as such debts become due or shall admit its inability to pay its debts generally; or

     (q) the Borrower shall have failed to demonstrate to the Lender's satisfaction on or after June 1, 1995 but on or prior to September 1, 1995 that the Borrower shall have the ability (other than through the Borrower's operations after September 1, 1995) to repay upon scheduled maturity the Borrower's 14% debentures maturing January 1, 1996.


     11.2 Remedies. (a) If an Event of Default exists, the Lender may, without notice to or demand on the Borrower, do one or more of the following at any time or times and in any order: (i) reduce the amount of or refuse to make Revolving Loans and restrict or refuse to arrange for Letters of Credit;
(ii) terminate this Agreement; (iii) declare any or all Obligations to be immediately due and payable (provided however that upon the occurrence of any Event of Default described in Section 11.1(f), 11.1(g), 11.1(h), or 11.1(i), all Obligations shall automatically become immediately due and payable and all obligations of the Lender to make Revolving Loans or obtain Letters of Credit shall terminate); and (iv) pursue its other rights and remedies under the Loan Documents and applicable law. The foregoing shall not be construed to limit the Lender's discretion to take the actions described in clause (i) at any other time.

     (b) If an Event of Default exists: (i) the Lender shall have, in addition to all other rights, the rights and remedies of a secured party under the UCC; (ii) the Lender may, at any time, take possession of the Collateral and keep it on the Borrower's premises, at no cost to the Lender, or remove any part of it to such other place or places as the Lender may desire, or the Borrower shall, upon the Lender's demand, at the Borrower's cost, assemble the Collateral and make it available to the Lender at a place reasonably convenient to the Lender; and (iii) the Lender may sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as the Lender deems advisable, in its sole discretion, and may, if the Lender deems it reasonable, postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale. Without in any way requiring notice to be given in the following manner, the Borrower agrees that any notice by the Lender of sale, disposition or other intended action hereunder or in connection herewith, whether required by the UCC or otherwise, shall constitute reasonable notice to the Borrower if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or by overnight mail or is delivered personally against receipt, at least five (5) days prior to such action to the Borrower's address specified in or pursuant to Section 13.11. If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given against the Obligations until the Lender receives payment, and if the buyer defaults in payment, the Lender may resell the Collateral without further notice to the Borrower. In the event the Lender seeks to take possession of all or any portion of the Collateral by judicial process, the Borrower irrevocably waives: (a) the posting of any bond, surety or security with respect thereto which might otherwise be required; (b) any demand for possession prior to the commencement of any suit or action to recover the Collateral; and (c) any requirement that the Lender retain possession and not dispose of any Collateral until after trial or final judgment. The Borrower agrees that the Lender has no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person. The Lender is hereby granted a license or other right to use, without charge, the Borrower's labels, patents, copyrights, name, trade secrets, trade names, trademarks, and advertising matter, or any similar property, in completing production of, advertising or selling any Collateral, and the Borrower's rights under all licenses and all franchise agreements shall inure to the Lender's benefit.
The proceeds of sale shall be applied first to all expenses of sale, including attorneys' fees, and second, in whatever order the Lender elects, to all Obligations. The Lender will return any excess to the Borrower and the Borrower shall remain liable for any deficiency.

     (c) If an Event of Default occurs, the Borrower hereby waives, to the full extent permitted by law, all rights to notice and hearing prior to the exercise by the Lender of the Lender's rights to repossess the Collateral without judicial process or to replevy, attach or levy upon the Collateral without notice or hearing.

     (d) If the Lender terminates this Agreement due to an Event of Default existing, the Borrower shall pay the Lender, immediately upon termination, an early termination fee equal to the early termination fee that would have been payable under Article 12 if this Agreement had been terminated on that date pursuant to the Borrower's election.

     (e) Without limiting the rights and remedies of the Lender upon the occurrence of an Event of Default, upon the occurrence and during the continuance of an Event of Default, the Borrower shall, upon the request of the Lender, duly execute and deliver to the Lender one or more security agreements, mortgages or deeds of trust, all consents of third parties necessary to permit the effective granting of the Liens created in such agreements, financing statements pursuant to the Uniform Commercial Code and other documents, all in form and substance satisfactory to the Lender, as may be required by the Lender to grant to the Lender a valid, perfected and enforceable first priority Lien on and security interest in (subject only to Permitted Liens) all now owned or hereafter acquired or created Equipment, Real Property and fixtures of the Borrower and all proceeds thereof (with respect to Real Property and fixtures, only if the Borrower's 14% debentures maturing January 1, 1996 are repaid or discharged in full at such time or the terms of the documents governing such debentures permit such Lien or the relevant restriction therein is waived). The Borrower shall at such time additionally execute and deliver or cause to be executed and delivered to the Lender such other documents, evidences of corporate authority and action, opinions of counsel and the like (including, without limitation, with respect to Real Property, those items described in Section 6.1(b)), all in form and substance satisfactory to the Lender, as the Lender shall request in connection therewith.

     (f) In such an instance as provided in paragraph (e) above, the Borrower shall, at its sole cost and expense, cause all instruments and documents given as evidence of security pursuant to this Agreement to be duly recorded and/or filed or otherwise perfected in all places necessary, in the opinion of the Lender, and take such other actions as the Lender may request, in order to perfect and protect the Liens of the Lender in such Collateral.

     12.    TERM AND TERMINATION.

     12.1 Term and Termination. The initial term of this Agreement shall be until the third anniversary of the Closing Date. This Agreement shall automatically be renewed thereafter for successive one-year terms, unless this Agreement is terminated as provided below. The Lender and the Borrower shall each have the right to terminate this Agreement, without premium, penalty or termination fee, at the end of the initial term or at the end of any renewal term by giving the other written notice not less than ninety (90) days prior to the end of such term by registered or certified mail. The Borrower may also terminate this Agreement at any time during its initial term or any successive renewal term if: (a) it gives the Lender ninety (90) days' prior written notice of termination by registered or certified mail, (b) it pays and performs all Obligations on or prior to the effective date of termination and all Letters of Credit are cancelled on or prior to the effective date of termination and (c) with respect to a termination during the initial term only, except only as otherwise expressly provided in the last sentence of
Section 13.9(a), it pays the Lender, on or prior to the effective date of termination, an early termination fee equal to (i) three percent (3%) of the average daily unpaid principal balance of the Revolving Loans and undrawn amount of the Letters of Credit during the period commencing on the Closing Date and ending on the effective date of such termination if the effective date of termination is on or before the first anniversary of the Closing Date,
(ii) two percent (2%) of the average daily unpaid principal balance of the Revolving Loans and undrawn amount of the Letters of Credit during the twelve month period ending on the effective date of such termination if the effective date of termination is after the first anniversary of the Closing Date and on or before the second anniversary of the Closing Date or (iii) one percent (1%) of the average daily unpaid principal balance of the Revolving Loans and undrawn amount of the Letters of Credit during the twelve month period ending on the effective date of such termination if the termination is after the second anniversary of the Closing Date and prior to the last day of the initial term of this Agreement. The Lender may also terminate this Agreement without notice upon an Event of Default. Upon the effective date of termination of this Agreement for any reason whatsoever, all Obligations shall become immediately due and payable. Notwithstanding the termination of this Agreement, until all Obligations are paid and performed in full, the Lender shall retain all its rights and remedies hereunder (including, without limitation, in all then existing and after-arising Collateral). Upon the indefeasible payment in full of all Obligations and the termination of this Agreement, the Lender shall, at the Borrower's cost and expense, execute and deliver to the Borrower such releases and terminations as the Borrower may reasonably request to evidence the payment in full of the Obligations and the termination of the Lender's Lien on the Collateral.

     13.    MISCELLANEOUS.

     13.1 Cumulative Remedies; No Prior Recourse to Collateral. The enumeration herein of the Lender's rights and remedies is not intended to be exclusive, and such rights and remedies are in addition to and not by way of limitation of any other rights or remedies that the Lender may have under the UCC or other applicable law. The Lender shall have the right, in its sole discretion, to determine which rights and remedies are to be exercised and in which order. The exercise of one right or remedy shall not preclude the exercise of any others, all of which shall be cumulative. The Lender may, without limitation, proceed directly against the Borrower to collect the Obligations without any prior recourse to the Collateral.

     13.2 No Implied Waivers. No act, failure or delay by the Lender shall constitute a waiver of any of its rights and remedies. No single or partial waiver by the Lender of any provision of this Agreement, or any other Loan Document, or of breach or default hereunder or thereunder, or of any right or remedy which the Lender may have, shall operate as a waiver of any other provision, breach, default, right or remedy or of the same provision, breach, default, right or remedy on a future occasion. No waiver by the Lender shall affect its rights to require strict performance of this Agreement.

     13.3 Severability. If any provision of this Agreement shall be prohibited or invalid, under applicable law, it shall be ineffective only to such extent, without invalidating the remainder of this Agreement.

     13.4 Governing Law. This Agreement shall be deemed to have been made in the State of New York and shall be governed by and interpreted in accordance with the internal laws of such state, except that no doctrine of choice of law shall be used to apply the laws of any other state or jurisdiction.

     13.5 Consent to Jurisdiction and Venue; Service of Process. (a) The Borrower agrees that, in addition to any other courts that may have jurisdiction under applicable laws, any action or proceeding to enforce or arising out of this Agreement or any of the other Loan Documents may be commenced in the Courts of the State of New York, or in the United States District Court for the Southern District of New York, and the Borrower consents and submits in advance to such jurisdiction and agrees that venue will be proper in such courts on any such matter. The Borrower hereby waives personal service of process and agrees that a summons and complaint commencing an action or proceeding in any such court shall be properly served and shall confer personal jurisdiction if served by registered or certified mail return receipt requested to the Borrower. Should the Borrower fail to appear or answer any summons, complaint, process or papers so served within thirty (30) days after the mailing or other service thereof, it shall be deemed in default and an order or judgment may be entered against it as demanded or prayed for in such summons, complaint, process or papers. The choice of forum set forth in this section shall not be deemed to preclude the enforcement of any judgment obtained in such forum, or the taking of any action under this Agreement to enforce the same, in any appropriate jurisdiction.

     (b) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES, INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL AT THE REQUEST OF EITHER PARTY HERETO BE DETERMINED BY ARBITRATION. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association ("AAA"). The arbitrator(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuant to a provisional or ancillary remedy shall not constitute a waiver of the right of either party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

     (c) Notwithstanding the provisions of subparagraph (b), no controversy or claim shall be submitted to arbitration without the consent of all parties if, at the time of the proposed submission, such controversy or claim arises from or related to an obligation to the Lender which is secured by real estate property collateral (exclusive of real estate space lease assignments). If all parties do not consent to submission of such a controversy or claim to arbitration, the controversy or claim shall be determined as provided in
Section 13.5(d).

     (d) At the request of either party a controversy or claim which is not submitted to arbitration as provided and limited in Section 13.5(b) and (c) shall be determined by judicial reference. If such an election is made, the parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA-sponsored proceedings. The presiding referee of the panel, or the referee if there is a single referee, shall be an active attorney or retired judge. Judgment upon the award rendered by such referee or referees shall be entered in the court in which such proceeding was commenced.

     (e) No provision of Sections 13.5(b) through (d) shall limit the right of either party to this Agreement to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or obtaining provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration or reference. At the Lender's option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage or by judicial foreclosure.

     13.6 Waiver of Jury Trial, Etc. THE BORROWER HEREBY WAIVES TRIAL BY JURY, RIGHTS OF SETOFF, AND THE RIGHT TO IMPOSE COUNTERCLAIMS (OTHER THAN THOSE RIGHTS OF SETOFF AND COUNTERCLAIMS WHICH COULD NOT, BY REASON OF ANY APPLICABLE FEDERAL OR STATE PROCEDURAL LAWS, BE INTERPOSED, PLEADED OR ALLEGED IN ANY OTHER ACTION) IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL, OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT HERETO OR THERETO, OR ANY OTHER CLAIM OR DISPUTE HOWSOEVER ARISING, BETWEEN THE BORROWER AND THE LENDER. THE BORROWER CONFIRMS THAT THE FOREGOING WAIVERS WERE NEGOTIATED AND ARE INFORMED AND FREELY MADE. NO CLAIM MAY BE MADE AGAINST THE LENDER FOR ANY LOST PROFITS OR OTHER CONSEQUENTIAL DAMAGES IN RESPECT OF ANY BREACH OR ANY WRONGFUL CONDUCT IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO, THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND THE BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH DAMAGES.

     13.7 Survival of Representations and Warranties. All of the Borrower's representations and warranties contained in this Agreement shall survive the execution, delivery and acceptance thereof by the parties, notwithstanding any investigation by the Lender or its agents.

     13.8 General Indemnification. (a) The Borrower hereby indemnifies, defends and holds the Lender and its affiliates, and their respective directors, officers, agents, employees, counsel and consultants (each, an "Indemnified Party"), harmless from and against any and all losses, claims, damages, liabilities, deficiencies, judgments, penalties, costs or expenses (each, a "Claim"), imposed on, incurred by or asserted against any of them, whether direct, indirect or consequential arising out of or by reason of any litigation, investigations, claims, or proceedings (whether based on any federal, state or local laws or other statutes or regulations, including, without limitation, securities, environmental, or commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise) commenced or threatened, which arise out of or are in any way based upon the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, the Letter of Credit Agreement, any other Loan Document, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission to act, event or transaction related or attendant thereto, including, without limitation, amounts paid in settlement, court costs, and the fees and expenses of counsel reasonably incurred in connection with any such litigation, investigation, claim or proceeding. The Borrower will not, however, be responsible to any Indemnified Party hereunder for any Claim to the extent that a court having jurisdiction shall have determined (which determination has not been successfully appealed by the Lender) that any such Claim shall have arisen out of or resulted from actions taken or omitted to be taken by such Indemnified Party which constitute the bad faith or willful misconduct of such Indemnified Party. Without limiting the foregoing, if, by reason of any suit or proceeding of any kind, nature, or description against the Borrower, or by the Borrower or any other party against the Lender, which in the Lender's sole discretion makes it advisable for the Lender to seek counsel for protection and preservation of its liens and security assets, or to defend its own interest, such expenses and counsel fees shall be allowed to the Lender. The Borrower shall have the right at any time during which a Claim is pending to select counsel reasonably acceptable to the applicable Indemnified Party to defend and control the defense thereof and settle any Claims for which it is an indemnitor hereunder so long as in any such event (i) the Borrower shall have stated in a writing delivered to the applicable Indemnified Party that, as between the Borrower and such Indemnified Party, the Borrower is responsible to such Indemnified Party with respect to such Claim and (ii) the applicable Indemnified Party shall have determined, in its reasonable judgment, that the Borrower has the financial ability to adequately pay such Claim or has adequate insurance coverage to pay same; provided, however, that the Indemnified Party (and not the Borrower) shall, at the expense of the Borrower, be entitled to control the defense of any Claim for which, in the reasonable opinion of counsel for the Indemnified Party, there are material defenses available to the Indemnified Party which are not available to the Borrower. In any other case, the Indemnified Party shall have the right to select counsel and control the defense of any Claims; provided, however, that no Indemnified Party shall settle any Claim as to which it is controlling the defense without the consent of the Borrower, which consent shall not be unreasonably withheld or delayed. With respect to any Claim for which the Borrower is entitled to select counsel, each Indemnified Party shall have the right, at its expense, to participate in the defense of such Claim. With respect to any Claim in which any Indemnified Party shall be entitled to control the defense thereof, the Borrower shall have the right, at its expense, to participate in the defense of such Claim. The Indemnified Parties and the Borrower shall cooperate with each other in all reasonable respects in any investigation, trial or defense of any such Claim and any appeal arising therefrom.

     (b) To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all indemnified matters incurred by Lender and the other Indemnified Parties. The indemnity under this Section 13.8 shall survive the payment of the Obligations and the termination of this Agreement. All of the foregoing costs and expenses referred to in this
Section 13.8 shall be part of the Obligations and secured by the Collateral.

     13.9 Indemnification for Increased Costs; Change in Circumstances. (a) If (A) on account of any law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards"; or (B) after the date hereof on account of (i) any change in or in the interpretation of any law, rule, regulation or guideline with respect to capital adequacy being introduced; or
(ii) the Lender or any of its affiliates complying with any future guideline or request from any central bank or other governmental authority applying generally to a class of banks or its affiliates; or (iii) the Lender or any of its affiliates determining that the adoption after the date hereof of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, has or would have the effect described below, or the Lender or any of its affiliates complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency applying generally to a class of banks or its affiliates, and in the case of clause (A), such law, rule, regulation or guideline, and in the case of clause (B), such adoption, change or compliance, has or would have the direct or indirect effect of reducing the rate of return on the Lender or any of its affiliate's capital as a consequence of its obligations hereunder or under or with respect to any Letter of Credit or Revolving Loan to a level below that which the Lender or its affiliate could have achieved but for such adoption, change or compliance (taking into consideration the Lender's and its affiliates' policies with respect to capital adequacy) by an amount deemed by the Lender to be material, or the result of any of the foregoing events described in clause (A) or (B) is an increase in the cost of the Lender or affiliate thereof of funding or maintaining the Lender's commitment to provide the Total Facility (including, without limitation, any Letters of Credit) herein contemplated or contemplated in the Letter of Credit Agreement, then the Borrower agrees to pay, from time to time upon demand by the Lender in accordance with the terms hereof, to the Lender additional amounts sufficient to compensate the Lender or its affiliate for such increased cost. In the event that any additional amounts shall be payable by the Borrower under this
Section 13.9(a) which increase the effective lending rate hereunder to greater than 50 basis points in excess of the effective lending rate payable hereunder without giving effect to such additional amounts (and similar increases in effective lending rates due to events of the type requiring the Borrower to make payments under this Section 13.9(a) are not occurring generally under loan facilities of other lenders organized under the laws of the United States or any state thereof), then the Borrower may terminate this Agreement and prepay the Obligations as provided in Section 12.1 without the early termination fee set forth in such Section (but only if the Borrower notifies the Lender of its intention to so terminate this Agreement within 60 days after such increase in the Borrower's effective lending rate hereunder).

     (b) Notwithstanding any other provision herein, if after the date hereof any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) shall (i) subject the Lender (which for purposes of this Section 13.9 shall include any assignee or lending office of the Lender or any affiliate of the Lender) to any tax with respect to any amount paid or to be paid by the Lender with respect to any Eurodollar Rate Loans or any Letter of Credit or with respect to any commitment to obtain or issue a Letter of Credit (other than (x) taxes imposed on the overall net income of the Lender and (y) franchise taxes imposed on the Lender, in either case by the jurisdiction in which the Lender has its principal office or its lending office with respect to such Eurodollar Rate Loan or any political subdivision or taxing authority thereof); (ii) change the basis of taxation of payments to the Lender of the principal of or interest on any Eurodollar Rate Loan or the payment of any amounts with respect to a Letter of Credit or any other fees or amounts payable hereunder (other than taxes imposed on the overall net income of the Lender by the jurisdiction in which the Lender has its principal office or by any political subdivision or taxing authority therein); (iii) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or loans or loan commitments extended by, or Letters of Credit or Letter of Credit obligations or commitments of, the Lender; or (iv) impose on the Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Rate Loans or Letters of Credit; and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Eurodollar Rate Loan, Letter of Credit or Letter of Credit obligation or commitment, or to reduce the amount of any payment (whether of principal, interest or otherwise) receivable by the Lender or to require the Lender to make any payment in respect of any Eurodollar Rate Loan or Letter of Credit, then the Borrower shall pay to the Lender, subject to paragraph (c) below, such additional amount or amounts as will compensate the Lender for such additional costs or reduction. The Lender agrees to give notice to the Borrower of any such change in law, regulation, interpretation or administration with reasonable promptness after becoming actually aware thereof and of the applicability thereof to the transactions herein contemplated.

     (c) A certificate as to the amount of and also setting forth the reasons for and, to the extent made available to other borrowers, the calculation of, such increased cost under paragraph (a) or (b) above shall be submitted to the Borrower by the Lender and shall be conclusive absent manifest error. The Borrower shall pay the amount of such certified cost to the Lender within 10 days after its receipt of such certificate from the Lender.

     (d) Failure on the part of the Lender to demand compensation for any increased costs, reduction in amounts received or receivable with respect to any Interest Period or Letter of Credit or reduction in the rate of return earned on the Lender's capital, shall not constitute a waiver of the Lender's rights to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in rate of return in such Interest Period or in any other Interest Period or with respect to such Letter of Credit or any other Letter of Credit. The protection hereunder shall be available to the Lender regardless of any possible contention of the invalidity or inapplicability of any law, regulation or other condition which shall give rise to any demand by the Lender for compensation.

     (e) The Borrower shall indemnify the Lender against any loss (including, without limitation, loss of profits) or expense (including, but not limited to, any loss or expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to affect or maintain any Revolving Loan or part thereof as a Eurodollar Rate Loan) which the Lender may sustain or incur as a consequence of the following events (regardless of whether such events occur as a result of the occurrence of an Event or an Event of Default or the exercise of any right or remedy of the Lender hereunder or under any other agreement, or at law): any failure of the Borrower to fulfill on the date of any borrowing hereunder the applicable conditions set forth herein applicable to it; any failure of the Borrower to borrow hereunder after irrevocable notice of borrowing pursuant to Article 2 has been given; any payment, prepayment or conversion of a Eurodollar Rate Loan on a date other than the last day of the relevant Interest Period; any default in payment or prepayment of the principal amount of any Eurodollar Rate Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by irrevocable notice of prepayment or otherwise) or the occurrence of an Event of Default. Such loss or expense shall include, without limitation, an amount equal to the excess, if any, of
(i) the amount of interest which would have accrued on the principal amount so paid, prepaid or converted or not borrowed for the period from the date of such payment, prepayment or conversion or failure to borrow to the last day of the Interest Period for such Eurodollar Rate Loan (or, in the case of a failure to borrow, the Interest Period for such Revolving Loan which would have commenced on the date of such failure to borrow), at the applicable rate of interest for such Revolving Loan provided for herein over (ii) the amount of interest (as reasonably determined by the Lender) that would be realized by the Lender in reemploying the funds so paid, prepaid or converted or not borrowed in United States Treasury obligations with comparable maturities for comparable periods. The Lender shall provide to the Borrower a statement, signed by an officer of the Lender, explaining any loss or expense and setting forth, if applicable, the computation pursuant to the preceding sentence, and such statement shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such statement within 10 days after the receipt of the same.

     13.10 Fees and Expenses. Whether or not any of the transactions herein contemplated are consummated and regardless of the reasons for which such transactions are not consummated, the Borrower agrees to pay to the Lender on demand all costs and expenses that the Lender pays or incurs in connection with the negotiation, preparation, consummation, administration, enforcement, and termination of this Agreement and the other Loan Documents, including, without limitation: (a) attorneys' and paralegals' fees and disbursements of counsel to the Lender (including allocated in-house counsel fees and disbursements); (b) costs and expenses (including attorneys' and paralegals' fees and disbursements) for any amendment, supplement, waiver, consent, or subsequent closing in connection with the Loan Documents and the transactions contemplated thereby; (c) costs and expenses of lien searches; (d) taxes, fees and other charges for filing financing statements and continuations, and other actions to perfect, protect, and continue the Security Interest (including costs and expenses paid or incurred by the Lender in connection with the consummation of this Agreement); (e) sums paid or incurred to pay any amount or take any action required of the Borrower under the Loan Documents that the Borrower fails to pay or take; (f) subject to the provisions of Section 6.5, costs of appraisals, audits, inspections, and verifications of the Collateral, including, without limitation, travel, lodging, and meals for inspections of the Collateral and the Borrower's operations by the Lender's agents plus the Lender's then customary charge for field examinations and audits and the preparation of reports thereof (such charge currently being $500 per day (or portion thereof) for each agent or employee of the Lender with respect to any such examination or audit); (g) costs and expenses of forwarding loan proceeds, collecting checks and other items of payment and establishing and maintaining Payment Accounts and lock boxes; (h) costs and expenses of preserving and protecting the Collateral; (i) all amounts that the Borrower is required to pay under the Letter of Credit Agreement and (j) costs and expenses (including attorneys' and paralegals' fees and disbursements) paid or incurred to obtain payment of the Obligations, enforce the Security Interest, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of the Loan Documents, or to defend any claims made or threatened against the Lender arising out of the transactions contemplated hereby (including without limitation, preparations for and consultations concerning any such matters). The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by the Borrower.

     13.11 Notices. All notices, demands and requests that either party is required or elects to give to the other shall be in writing (unless otherwise expressly provided herein), shall be delivered personally against receipt, or sent by recognized overnight courier service, or mailed by registered or certified mail, return receipt requested, postage prepaid, or sent by telecopy, and shall be addressed to the party to be notified as follows:

            If to the Lender:

            BankAmerica Business Credit, Inc.
            40 East 52nd Street
            New York, New York  10022
            Attention:  Division Manager
            Telecopier:  (212) 836-5169

            with a copy to:

            Bank of America National Trust and Savings Association 335 Madison Avenue
            New York, New York  10017
            Attention:  Legal Department (Reference: Grossman's Inc.)
            Telecopier:  (212) 503-7255

            with a copy to:

            Kaye, Scholer, Fierman, Hays & Handler
            425 Park Avenue
            New York, New York  10022
            Attention:  Jeffrey Epstein, Esq.
            Telecopier:  (212) 836-7151

            If to the Borrower:

            Grossman's Inc.
            200 Union Street
            Braintree, Massachusetts  02184
            Attention:  General Counsel
            Telecopier: (617) 848-8173

            with a copy to:

            Ropes & Gray
            One International Place
            Boston, Massachusetts 02110
            Attention:  David C. Chapin, Esq.
            Telecopier: (617) 951-7050

or to such other address as each party may designate for itself by like notice. Any such notice, demand, or request shall be deemed given when received if personally delivered or sent by overnight courier, or when deposited in the United States mails, postage paid, if sent by registered or certified mail, or when sent, if sent by telecopy.

     13.12 Waiver of Notices. Unless otherwise expressly provided herein, the Borrower waives presentment, protest and notice of demand or dishonor and protest as to any instrument, as well as any and all other notices to which it might otherwise be entitled. No notice to or demand on the Borrower which the Lender may elect to give shall entitle the Borrower to any further notice or demand in the same, similar or other circumstances.

     13.13 Binding Effect; Assignment; Participations; Disclosure. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective representatives, successors and assigns of the parties hereto; provided, however, that no interest herein may be assigned by the Borrower without the prior written consent of the Lender. The rights and benefits of the Lender hereunder shall, if the Lender so agrees, inure to any party acquiring any interest in the Obligations or any part thereof; provided, that the Lender shall not, without the prior written consent of the Borrower, effect any assignments of the Loans unless at all times while this Agreement is in effect BankAmerica Business Credit, Inc. retains at least 51% of the voting rights hereunder with respect to amendments and modifications to the Loan Documents and waivers of observance of provisions of the Loan Documents (it being understood and agreed to by the Borrower that amendments, modifications and waivers with respect to fees payable, interest rates payable, extensions of payment, renewal or termination dates and releases or substitutions of Collateral shall require greater than 51% of the voting rights hereunder). The Lender may effect participations in the Loans, Letters of Credit and other Obligations or any portion thereof without the prior written consent of the Borrower; provided, that in such an instance the participant shall not have any rights under this Agreement or any other Loan Documents (the participant's rights against the Lender in respect of such participation to be those set forth in the agreement executed by the Lender in favor of the participant relating thereto which agreement shall not, in any event, grant to the participant the right of consent as to any matter under the Loan Documents other than those referred to in the parenthetical at the end of the immediately preceding sentence). BankAmerica Business Credit, Inc. agrees that, so long as it retains any interest in the Loans and there shall be additional lenders hereunder, BankAmerica Business Credit, Inc. shall act as agent for all the lenders hereunder. The Borrower agrees that, subject to the Borrower's prior consent for uses other than in a traditional tombstone, which consent shall not be unreasonably withheld or delayed, the Lender may use the Borrower's name in advertising and promotional materials and in conjunction therewith disclose the general terms of this Agreement. The Lender is hereby authorized to deliver a copy of any financial statement or any other information relating to the business, operations or financial condition of the Borrower and its Subsidiaries which may be furnished to the Lender hereunder or otherwise, to any prospective assignee or Participating Lender. The Lender shall hold all non-public, proprietary or confidential information obtained pursuant to or in connection with the transactions contemplated by the Loan Documents (the "Confidential Information") in confidence and shall not use or disclose any such Confidential Information except for purposes of the transactions contemplated by and in accordance with the Loan Documents; provided, however, that the Lender may disclose any such Confidential Information (i) to its examiners, outside auditors, counsel, consultants, appraisers and other professional advisors in connection with the transactions contemplated by the Loan Documents, (ii) as required by any applicable laws and regulations or by any subpoena or similar legal process or as requested by any governmental, judicial or regulatory body, or (iii) to any proposed assignee or Participating Lender in connection with the contemplated transfer or assignment of any Loan (or portion thereof) or participation therein, provided that any such Person under the clause (iii) shall execute a confidentiality agreement containing confidentiality provisions substantially identical to those contained in this Section 13.13. Notwithstanding the foregoing, the confidentiality provisions of this Section 13.13 shall not apply to such portions of the Confidential Information that (i) are or become available to the public through no fault or action of the Lender or its representatives, (ii) become available to the Lender or its representatives on a non-confidential basis from a source other than the Borrower or its representatives, (iii) were available to the Lender on a non-confidential basis prior to its disclosure to the Lender by the Borrower, (iv) the Borrower shall have consented to in writing or (v) are disclosed in connection with the sale of any Collateral pursuant to the provisions of any of the Loan Documents.

     13.14 Modification. This Agreement and the other Loan Documents are intended by the Borrower and the Lender to be the final, complete, and exclusive expression of the agreement between them as to the subject matter hereof. This Agreement and the other Loan Documents supersede any and all prior oral or written agreements relating to the subject matter hereof. No modification, rescission, waiver, release, or amendment of any provision of this Agreement or any other Loan Document shall be made, except by a written agreement signed by the Borrower and a duly authorized officer of the Lender.

     13.15 Counterparts. This Agreement may be executed in any number of counterparts, and by the Lender and the Borrower in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement.

     13.16 Captions. The captions contained in this Agreement are for convenience only, are without substantive meaning and should not be construed to modify, enlarge, or restrict any provision.

     13.17 Right of Setoff. Whenever an Event of Default exists, the Lender is hereby authorized at any time and from time to time, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender or any affiliate of the Lender to or for the credit or the account of the Borrower against any and all of the Obligations, whether or not then due and payable.

     13.18 Participating Lender's Security Interests. If a Participating Lender shall at any time with the Borrower's knowledge participate with the Lender in the Loans or Letters of Credit, the Borrower hereby grants to such Participating Lender, and the Lender and such Participating Lender shall have and are hereby given, a continuing lien on and security interest in any money, securities and other property of the Borrower in the custody or possession of the Participating Lender, including the right of setoff, to the extent of the Participating Lender's participation in the Obligations, and such Participating Lender shall be deemed to have the same right of setoff to the extent of the Participating Lender's participation in the Obligations under this Agreement, as it would have if it were a direct lender.

     13.19 Other Security and Guaranties. The Lender may, without notice or demand and without affecting the Borrower's obligations hereunder, from time to time: (a) take from any Person and hold collateral (other than the Collateral) for the payment of all or any part of the Obligations and exchange, enforce or release such collateral or any part thereof; and (b) accept and hold any endorsement or guaranty of payment of all or any part of the Obligations and release any such endorser or guarantor, or any Person who has given any Lien in any other collateral as security for the payment of all or any part of the Obligations, or any other Person in any way obligated to pay all or any part of the Obligations.

     IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

                                           GROSSMAN'S INC.


                                       By: /s/ Sydney L. Katz
                                           -----------------------------------
                                       Name: Sydney L. Katz
                                       Title: Executive Vice President, Chief
                                              Financial Officer and Treasurer


                                       BANKAMERICA BUSINESS CREDIT, INC.


                                       By: /s/ Ira A. Mermelstein
                                           -----------------------------------
                                       Name: Ira A. Mermelstein
                                       Title: Vice President

                                  Schedule 6.3

                            Locations of Collateral

                                  Schedule 6.7

                                   Insurance

                                  Schedule 8.4

                       Corporate Name; Prior Transactions

                                  Schedule 8.5

                          Subsidiaries and Affiliates

                                  Schedule 8.9

                                 Owned Premises

                                 Schedule 8.10

                                 Real Property

                                 Schedule 8.11

                               Proprietary Rights

                                 Schedule 8.12

                         Trade Names and Terms of Sale

                                 Schedule 8.13

                                   Litigation

                                 Schedule 8.14

                             Restrictive Agreements


     The Prior Loan, as defined in this Agreement, which will be terminated upon initial funding of this Agreement.

                                 Schedule 8.15

                                 Labor Disputes

                                 Schedule 8.16

                                 Environmental

                                 Schedule 8.19

                                     ERISA

                                 Schedule 8.26

                              Material Agreements

None, except as listed on Schedules 9.9 - Debt and 9.8(d) - Letters of Credit.

                                  Schedule 9.5

                              Stores to be Closed


Connecticut                                   Maine                     Massachusetts
Enfield                                       Eastport                  Brockton
North Haven                                                             Danvers
Hartford                                                                Hanover
Stratford                                                               Medford
West Haven                                                              New Bedford
                                                                        Quincy
                                                                        Shrewsbury

New Hampshire                                 New York                  Rhode Island

Manchester                                    Brighton                  North Kingstown
Nashua                                        Colonie                   Woonsocket
Salem                                         Irondequoit
                                              Port Jefferson


Pennsylvania

Erie

Corporate Headquarters site
200 Union Street
Braintree, Massachusetts

                                Schedule 9.8(c)

                       Existing GuaranteesSchedule 9.8(d)

              The First National Bank of Boston Letters of Credit


Letter of
Expiration  Undrawn
Credit No.  Beneficiary                    Issue Date
Date     Amount

                                  Schedule 9.9

                                      Debt

                                 Schedule 9.11

                          Transactions with Affiliates


                                      None
                                 Schedule 9.14

                                Permitted Liens


The interest of Chemical Bank in real property for which a mortgage has been given for the following locations:

     Amherst, New York
     Hamburg, New York
     Depew, New York
     Lakewood, New York
     Camillus, New York
     Hanover, Massachusetts
     Manchester, Connecticut

The interest of Sanwa Business Credit Corporation in real property for which a mortgage has been given for the following locations:

     Sacramento, California
     Danvers, Massachusetts
     Niagara, New York

The interest of the State of Connecticut - Department of Economic Development in equipment (Rack) located at:

     Distribution Center in Manchester, Connecticut

for which a lien has been given.



Interest in various Capitalized Leases for equipment reflected on Schedule
9.9.

                                 Schedule 10.2

                                   Documents